Exhibit 10.74

Private Label Publisher Master Services Agreement

This Private Label Publisher Master Services Agreement (the “Master Terms”) is entered into between Time Inc., a Delaware Corporation located at 1271 Avenue of the Americas, New York, NY 10020 (“Time”) and Quigo Technologies, Inc., a Delaware Corporation located at 90 Park Avenue, 10th Floor, New York, NY 10016 (“Quigo”) as of the later of the two signature dates below (“Effective Date”).

Time desires that the Time Publisher Websites receive certain services described in these Master Terms and in the Enrollment Forms executed between Quigo and each participating Time Publisher. The Enrollment Forms shall be in substantially similar format as the sample Enrollment Form attached hereto as Exhibit 1. All Enrollment Forms executed between the Time Publishers and Quigo shall be incorporated herein by reference, and, together with these Master Terms and all exhibits hereto, set forth the entire agreement (“Agreement”) between Time, the Time Publishers and Quigo; provided, however, that the rights and obligations of any Time Publishers that execute an Enrollment Form shall be limited to such Publisher’s Publisher Website and the applicable Enrollment Form. In the event of any conflict between an Enrollment Form and these Master Terms, unless expressly stated otherwise in such Enrollment Form, the terms of these Master Terms shall control. Unless otherwise defined in the executed Enrollment Forms or elsewhere in these Master Terms, capitalized terms used in these Master Terms shall have the meanings assigned to them in Section 1 below.

1.        Definitions. As used herein, the following capitalized terms shall have the respective meanings assigned to them:

(a) “Ad” means a reference to an Advertiser website, content, information, product or services (whether or not it includes a link to a website) that is included in an Ad Template. Unless otherwise agreed to by Time or a Time Publisher in an Enrollment Form, in its sole discretion, Ads shall be limited to Text Ads only and shall not include Graphical Ads, Video Ads or Inline Ads. A “Text Ad” consists of text only. A “Graphical Ad” contains one or more graphical elements and may also contain text. A “Video Ad” includes one or more video components, such as a click-to-play video or automatically initiated video and may also contain text. An “Inline Ad” consists of a word within text which, when clicked or rolled over by a mouse, links to or displays an Ad.

(b) “Adjusted Gross Revenue” means the total Gross Ad Revenue as defined in Section 1 of the Master Terms set forth below less: (i) promotional and marketing expenses, including but not limited to free clicks; (ii) standard serving and operational support costs, and fees paid to credit card companies; and (iii) any applicable taxes paid by Quigo (other than taxes on Quigo’s income, capital or franchise); provided, however, that: (a) Quigo shall not incur any promotional and marketing expenses (with the exception of free clicks), as referenced in subsection (i) of this Section 1(b) without the prior written consent of Time or the applicable Publisher in each instance; and (b) in any particular month, the total amounts described in subsection (ii) of this definition of Adjusted Gross Revenue shall not exceed five percent (5%) of Gross Ad Revenues earned during such month

(c) “Ad Template” means a unit or frame created by Publisher or, on Publisher’s behalf, by Quigo, to be populated by Quigo with one or more Ads in response to a Query, and to be served by Quigo for display to an End User visiting Publisher Pages. An Ad Template that does not conform to the mock-ups and other exhibits set forth in an applicable Enrollment Form with respect to such Ad Template’s size, placement, header or aesthetic attributes shall be subject to Publisher’s prior written approval.

(d) “Advertiser” means a person or entity who is offering products, content, information and/or services on or through the Internet, who is a party to an agreement with Quigo or Publisher for the display thereof through an Ad on Publisher Pages or other parts of the Quigo Network, and who has agreed to pay for such Ad on a basis measured by cost-per-click (CPC), cost-per-action, (CPA), cost-per-thousand (CPM), cost-per-time (CPT) or such other method determined by Quigo.

(e) “Affiliate” shall mean: (i) with respect to Quigo, an entity that controls, or is controlled by, or is under common control with Quigo, where “control” means ownership of fifty percent (50%) or more of the outstanding voting securities; or (ii) with respect to Time, any entity controlling or controlled by or under common control with Time, where “control” is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, and any other entity with respect to which Time or any entity controlling or controlled by or under common control with Time has significant management or operational responsibility (even though Time or such entity may own less than fifty percent (50%) of the equity of such entity);

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(f) “Branded Advertiser Interface” means a software interface specifically designed and developed by Quigo which shall contain the Publisher Trademarks and the Quigo’s Trademarks. The Branded Advertiser Interface is more fully described in Section 3.3 of these Master Terms;

(g) “Gross Ad Revenue” means revenue generated during the Term and actually collected by Quigo during or after the Term which (i) results directly from the display of Ads on the Ad Templates or (ii) results directly from End User click-throughs on Ads on the Ad Templates. “Gross Ad Revenue” excludes any bad debt and chargebacks and revenue from Prohibited Clicks Generation unless such revenue from Prohibited Clicks Generation is actually collected and retained by Quigo and not refunded;

(h) “Contextual Access Code” means an HTML code provided by Quigo to Publisher, to be applied by Publisher to the Publisher Pages in accordance with the instructions contained within Quigo’s Publisher Administration Tool;

(i) “Core Publisher Page Views” mean the number of Publisher Page Views on the Publisher Website, excluding Innovation Publisher Page Views (as defined below) and excluding mobile and WAP;

(j) “End User” means a human end user of a Publisher Website or Innovation Publisher Pages;

(k) “Innovation Publisher Pages” means (i) any web pages made available by Publisher to End Users on the Publisher Website, where such web pages include one or more Video Ads, Inline Ads, or Graphical Ads served by Quigo, or (ii) any content made available to End Users by Publisher on other Publisher media (excluding the Publisher Website), where such content includes one or more Text Ads, Video Ads, Inline Ads, and/or Graphical Ads. For the purpose of this Section 1(k), “Other Publisher Media” shall include, without limitation, RSS feeds, newsletters or any other content, pages or displays mutually agreed upon in writing by the parties, but shall exclude mobile and WAP. For avoidance of doubt, all forms of Other Publisher Media shall be limited to media generated solely by Publisher;

(l) “Innovation Publisher Page Views” means any Innovation Publisher Pages on which Time or Publisher displays at least one Ad Template with Ads;

(m)	“Launch” shall have the meaning assigned to it in the applicable Enrollment Form with respect to each Publisher;

(n) “PageMatch” means Quigo’s proprietary system for serving non-contextually matched and non-search based Ads on specific Publisher Pages that Quigo has auctioned off;

(o) “Prohibited Clicks Generation” means clicks resulting from applying manual or mechanically automated clicks on mouse or keyboard or any non-human click generation processes (including but without limitation robots, spiders, scripts or other software) created for the purpose of artificially increasing Publisher Page Views or click-throughs from methods that Quigo determines, in its sole reasonable discretion, are intended to increase Publisher Page Views or click-throughs in a manner that is fraudulent in nature;

(p) “Publisher” or “Time Publisher” means any Affiliate of Time that has elected to receive the AdSonar Service or a portion thereof pursuant to this Agreement by having a duly executed Enrollment Form with Quigo. The initial list of Time Publishers is set forth in Exhibit 4. Time may request, and Quigo may approve, additional Publishers. Such requests and approvals shall be made in writing (including via email) and shall be documented by the execution of an Enrollment Form between Quigo and such Publisher. Quigo shall not unreasonably withhold or delay approval.

(q) “Publisher Pages” mean the Web pages on the Publisher Website and Innovation Publisher Pages that contain Qualified Content;

(r) “Publisher Page Views” mean the number of times that Publisher Pages which include one or more Ad Templates are served to End Users for viewing, including automated page refreshes that refresh all or a part of the content on a Publisher Page through the use of asynchronous java and XML (AJAX) or JavaScript Object Notation (JSON) techniques or formats without a new End User initiated page load and that display any Ads different from those served to such Publisher Page immediately prior to the refresh (the foregoing referred to herein as “Permitted Refreshes”). The parties agree that any Permitted Refreshes occurring prior to the seventh month of the first Year will not be counted towards the Core Publisher Page View Commitment. Notwithstanding the foregoing, in the event that both (i) more than ten percent (10%) of Publisher Pages of a Publisher Website served in any given month (it being understood that a Permitted Refresh shall be counted as a Publisher Page being served) consists of Permitted Refreshes, and (ii) a Cumulative Revenue Threshold is not satisfied, the parties shall make good faith efforts to agree upon a revised definition of “Publisher Page Views” that does not have a material negative impact on the value of a Publisher Page View as it relates to this Agreement.

(s) “Publisher Trademarks” means the logos, servicemarks and trademarks of Publisher;

(t) “Publisher Website” means a website or websites owned or operated by Publisher, and set forth in the applicable Enrollment Form;

(u) “Qualified Content” means content in the English language or any other language mutually agreed upon, in textual format (as opposed to Flash, graphics, Java applets, Java Script or other non-textual format);

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(v) “Query” means a request, generated by an End User, to display one Ad Template on a Publisher Page;

(w) “Quigo Network” means the network of sites that use the AdSonar Service;

(x) “Quigo’s Publisher Administration Tool” means the Publisher Administration Tool that Quigo will provide Publisher access to during the term of this Agreement;

(y) “Quigo Trademarks” means the logos, servicemarks and trademarks owned by Quigo, including but not limited to: Quigo®, AdSonar® and PageMatch®; and

(z) “Year” shall mean each consecutive twelve (12) month period during the Term of an Enrollment Form commencing upon the First Year Commencement Date (as defined in the applicable Enrollment Form).

2.          Contextual Access Code; Publisher Website Analysis.

2.1         Contextual Access Code; Page Views. Quigo will provide Publisher the Contextual Access Codes. Publisher will apply such Contextual Access Code on, at minimum, the number of Core Publisher Page Views per Year as specified in the applicable Core Publisher Page View Guarantee (as explained in Section 5.2 below and as set forth in the Enrollment Form and in any exhibits attached thereto). In addition, Publisher may, in its discretion, display at least one (1) Ad Template on additional Publisher Pages, including without limitation any Innovation Publisher Pages. Publisher agrees to implement the Ad Templates pursuant to the implementation guidelines set forth in Exhibit 3, and in accordance with all mock-ups and exhibits included in the applicable Enrollment Form. Publisher understands and agrees that each Contextual Access Code must be applied by Publisher to the Publisher Pages, in order for such pages to be processed and served hereunder. Publisher may not: (y) apply the Contextual Access Code with respect to any specific Publisher Page in a manner that will result in such Publisher Page being associated with more than: (i) three (3) Ad Templates without Quigo’s prior written approval (including via email); (ii) one (1) pop-up window Ad Template; and (iii) one (1) pop-under window Ad Template; or (z) alter or modify the content of the Contextual Access Code.

2.2         Publisher Placement Changes and Website Redesigns.

(a) Cumulative Revenue Threshold. If at any time during the Term, the amount that a Publisher would have earned if it were paid by Quigo solely based on the Revenue Share without an Annual Payment Guarantee equals the sum of all Monthly Guaranteed Installments paid or payable to the Publisher at such time (the “Cumulative Revenue Threshold”), Publisher may, in its sole discretion, move or change the aesthetic or size characteristics of Ad Templates on the Publisher Pages for the remainder of the Term. If, at any point after the Publisher implements such changes, the Cumulative Revenue Threshold is not met, Publisher shall, at Quigo’s request, within five (5) business days, revert back to all of the placements, aesthetic attributes and size characteristics of the Ad Templates that were in effect prior to the date on which Publisher implemented the foregoing changes and to restore the Cumulative Revenue Threshold.

(b) Redesign. Quigo acknowledges and agrees that a Publisher may redesign the Publisher Website or Publisher Pages (each such change, a “Redesign”); provided, however, (a) the display and attributes of the Ad Templates will remain, in all material respects, in the same placements, sizes and aesthetics in conformance with the applicable exhibits to the applicable Enrollment Form, and (b) the Publisher will use reasonable efforts to keep Quigo informed of all planned material Redesigns of the Publisher Website or Publisher Pages to the extent they relate to the Ad Templates.

(c) Change in Placement of Ads. In the event that a Redesign by a Publisher results in a change in the placement of Ads or otherwise results in the Ad Templates deviating from the Pre-Approved Aesthetics (as defined herein) and such Redesign results in a decline in the Gross Ad Revenue during the calendar month immediately following the implementation of the Redesign versus the calendar month immediately preceding the Redesign, the parties agree to work in good faith to restore the Gross Ad Revenue to the level that existed prior to the Redesign and to make up for lost Gross Ad Revenue experienced after such Redesign by a mutually agreed upon mechanism (such as, providing Innovation Publisher Page Views), including without limitation making adjustments to the placements, sizes and aesthetic attributes of the Ad Templates for such purpose or including Innovation Publisher Page Views. The provisions of this Section 2. 1(c) shall not apply in the event that Publisher implements a Redesign at any time that the Cumulative Revenue Threshold has been met.

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2.3         Publisher Website Analysis; Queries. When Quigo receives a Query with respect to a certain Publisher Page, Quigo shall utilize the AdSonar Service to analyze the Qualified Content on the corresponding Publisher Page and shall serve an Ad Template with Ads for display to the End User visiting that Publisher Page. To the extent that pages of Publisher Pages do not contain sufficient text or information to allow analysis of the Publisher Pages, Quigo shall use commercially reasonable efforts to serve Ads on such Publisher Pages based on the non-textual content of such pages, and any Core Publisher Page Views that occur on such Publisher Pages shall be included in the calculation of Publisher’s Core Publisher Page View Guarantee. Quigo is not responsible in any manner for Publisher Website, including its content, functionality or any other aspect thereof. Quigo shall abide by the Service Level Agreement attached hereto as Exhibit 2.

2.4         Strategic Collaboration and Innovation. The parties agree that one important goal of their relationship herein is to identify and pursue key initiatives for strategic collaboration and innovation. Therefore, the parties agree that once per fiscal quarter they will hold meetings to discuss strategy and the overall operational status of the partnership (“Strategy Meetings”). During such meetings (which will be separate and distinct from the regular operating meetings held monthly by the parties), the parties will discuss strategic initiatives and potential areas of collaboration that may include, but will not be limited to, the following: (i) Resource Centers (branded or unbranded advertorial content marketplaces that incorporate relevant Publisher content); (ii) graphical/display targeting solutions (including a solution to target display ads to key words or context); (iii) auction-based or dynamic rate card-driven ad inventory exchange marketplace solutions; (iv) collaborative and integrated sales solutions; (v) Time digital publisher network (to potentially include pre-approved publishers outside the Time Affiliates). During each Strategy Meeting, the parties agree to use good faith efforts to select at least one strategic initiative to focus on for the following quarter. Within ten business days of each Strategy Meeting, Quigo will create and propose a plan for the development and implementation of the proposed strategic initiative. Time and the Publishers will use good faith efforts to consider and respond to Quigo’s proposed plan within ten (10) business days of receipt. Notwithstanding the foregoing, the parties acknowledge that Time may either accept or reject any Quigo proposal under this Section, in its sole discretion.

3.          Ad Templates’ Display and Access; Filtering; Branded Advertiser Interface.

3.1         Ad Templates’ Display and Access. Each time Publisher sends Quigo a Query, Quigo will match its then current Ad index to keywords or topics deemed relevant to the Qualified Content on that Publisher Page using either contextual or PageMatch targeting to create an Ad Template deemed appropriate and send it for display to the End User visiting that Publisher Page. Ads will be served on Publisher Pages based on such factors as relevancy, CPC rates, click-through rates and ad rotation algorithms. In order to maximize click-through rates, Quigo reserves the right to change the aesthetic attributes of the Ad Template within the parameters set forth in an Enrollment Form and any exhibits thereto. Such agreed-upon attributes may include, but are not limited to, specified background colors, headers, borders, font types, font sizes, and font colors of the Ads, as well as the number of Ads to be included within the Ad Template (collectively, “Pre-approved Aesthetics”). Any changes to aesthetic attributes other than Pre-approved Aesthetics shall be subject to Publisher’s prior written consent, which shall not be unreasonably withheld or delayed (and which may be provided via email or other written correspondence). Time or Publisher shall be entitled to request a change to an aesthetic attribute (including without limitation the Pre-approved Aesthetics) if Time or the applicable Publisher, in its good faith, determines that the Ad Template’s aesthetic attributes do not comply with the then-current American Society of Magazine Editors’ Guidelines for Editors and Publishers or otherwise do not appropriately distinguish between editorial and advertising content.

3.2         Filtering. Each Publisher may use a procedure specified in Quigo’s Publisher Administration Tool to filter or direct Quigo to filter Ads by domain, URL, keywords within the Ad title and description, IP address, IP range, or any combination of the foregoing which Publisher deems, in its sole reasonable discretion, to be competitors of Publisher (“Competitor Content”), and Competitor Content will not be displayed through the Ad Templates on any Publisher Pages. Publisher agrees to identify the initial list of such Competitor Content in Exhibit B to the Enrollment Form (the “Competitors and Additional Prohibited Content Lists”). Additional Competitor Content filtered via the Publisher Administration Tool from time to time will be deemed to be incorporated by reference into the list in Exhibit B to the Enrollment Form. Publisher understands and agrees that filtering Competitor Content might result in fewer Ad Templates sent to Publisher and/or in fewer Ads in each Ad Template and/or lower cost-per-click (“CPC”) rates and lower overall revenues for the Publisher. Quigo shall also filter all Prohibited Content (as defined in Section 7 below) to ensure that Ads containing Prohibited Content will not be displayed on Publisher Pages. Notwithstanding Quigo’s obligation to filter Prohibited Content and Competitor Content in the event that

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such Prohibited Content or Competitor Content is displayed: (i) Publisher may immediately remove any such content at any time via the Publisher Administration Tool; and (ii) Quigo will provide telephone and/or e-mail support twenty-four (24) hours per day, seven (7) days per week that Publisher may use to request Quigo to remove and cease further delivery of Prohibited Content or Competitor Content (the relevant contact information is provided in the Service Level Agreement attached hereto as Exhibit 2). Upon receiving such a request from Publisher, in addition to all other rights and remedies available to Publisher under this Agreement, at law, or in equity, Quigo will promptly, but in no more than two (2) hours from receiving such a request, cease delivery and take all reasonable measures to prevent future delivery of such Prohibited Content or Competitor Content.

3.3         Branded Advertiser Interface. Quigo and the applicable Publisher will use commercially reasonable efforts to design and develop the Branded Advertiser Interface and Quigo shall create and host the Branded Advertiser Interface. The parties shall use their best commercially reasonable efforts to make the Branded Advertiser Interface available to Advertisers and potential Advertisers within thirty (30) days of the execution of the applicable Enrollment Form. Publisher will, in its reasonable discretion, market and promote the Branded Advertiser Interface (including, without limitation, promoting the Branded Advertiser Interface in a manner which may include ways that Publisher promotes other advertising opportunities on the Publisher Website). Quigo shall include the Publisher Trademarks on the Branded Advertiser Interface in a manner that shall be subject to Publisher’s prior written approval, which approval Publisher shall consider in good faith. If Publisher has an “Advertise” section on Publisher’s homepage, Publisher may, in its sole discretion, include a link to the Branded Advertiser Interface in its “Advertise” section. Each party may use reasonable commercial efforts to sell Ads served on the Publisher Pages pursuant to this Agreement. Advertisers that come through the Branded Advertiser Interface will be given the option to opt-out of having their Ads served on the Quigo Network (other than the Publisher Pages). Advertisers that come through the Branded Advertiser Interface will sign up for Quigo’s standard terms and conditions and Quigo will perform the following services: (i) all billing and collections; (ii) editorial review; and (iii) account management and customer service. Any Advertiser’s use of the Branded Advertise Interface to Advertise on the Publisher Pages shall be subject to Quigo’s terms of service and privacy policy and Quigo shall place links to such terms of service and privacy policy in a reasonably conspicuous manner on the Branded Advertiser Interface. Publisher shall have the right, in its sole discretion to approve of the “look and feel” of the Branded Advertiser Interface, which approval Publisher shall consider in good faith. Notwithstanding the foregoing, Quigo may in its sole discretion, determine pricing and methods of pricing (e.g. CPC, CPA, CPT etc.) for ads sold on the Branded Advertiser Interface; provided, however that in the event that Quigo offers ads for sale on the Branded Advertiser Interface on a cost per thousand (CPM) basis, the minimum price charged on a cost per thousand basis shall be subject to Publisher’s prior written approval in each instance. In no event will Advertisers be capable of knowingly purchasing ads on any specific third party websites through the Branded Advertiser Interface.

3.4         Press Release. Within ten (10) business days of the execution of this Agreement, Time and Quigo shall publish a joint press release announcing their relationship herein. The content of the press release shall be agreed upon by both parties.

4.          Proprietary Rights; License; Confidentiality.

4.1         Proprietary Rights. As between Quigo, Time and the Time Publishers, Quigo is the sole and exclusive owner of all right, title and interest in and to the AdSonar Service, the technology associated with the AdSonar Service and the Quigo Trademarks. Quigo reserves all rights not expressly granted in this Agreement. As between Quigo, Time and the Time Publishers, Time and/or the Time Publishers are the sole and exclusive owner of all right, title and interest in and to the Publisher Pages, the Publisher Websites (including all content contained on the Publisher Pages and Publisher Websites other than the Ads, Ad Templates, Contextual Access Codes and other content supplied by Quigo under this Agreement), the Publisher Trademarks and all End User Data. Time and the Time Publishers reserve all rights not expressly granted in this Agreement. Except as expressly set forth herein, neither party shall acquire any right, title or interest in the other party’s copyrights, trademarks, intellectual property, or technology.

4.2         Licenses. Time and the Time Publishers grant to Quigo, solely in connection with providing the AdSonar Service, a limited, non-transferable, worldwide, royalty-free license to cache and reproduce the relevant content on the URLs of Publisher Pages and to reproduce, distribute, publicly perform and publicly display the Ad Template solely to provide the AdSonar Service pursuant to the terms of this Agreement. Time and the Time Publishers grant to Quigo a limited, worldwide, royalty-free license to use and reproduce the Publisher Trademarks to create the

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Branded Advertiser Interface and to market and promote the AdSonar Service; provided, however, that any use of any Publisher Trademarks shall be subject to Time’s prior written approval, which shall not be unreasonably withheld or delayed and which may be provided through an Enrollment Form or by email or other written correspondence. Time and the Time Publishers grant to Quigo a limited, worldwide, royalty-free license to use and display on Quigo’s website Publisher’s topics for sale and approximations of impression volume, bid prices, click-through rate and effective cost per thousand. All use of the Publisher Trademarks shall be in accordance with Publisher’s trademark usage guidelines and shall inure to the benefit of Publisher. Quigo grants to Time and the Time Publishers a limited, non-transferable, worldwide, royalty-free license, without the right to sublicense, to use and reproduce the Quigo Trademarks to market and promote the AdSonar Service (provided Time and the Publishers shall not be obligated to undertake any such marketing and promotion except as stated in this Agreement). All use of the Quigo Trademarks shall be in accordance with Quigo’s trademark usage guidelines and shall inure to the benefit of Quigo. Upon Publisher’s reasonable request, Quigo may support the Publisher’s sales staff by providing marketing materials or joining sales calls.

4.3         Confidentiality.

(a)         Quigo and Time acknowledge that, in the course of their dealings hereunder, each (“Recipient”) may receive or otherwise become familiar with information about the other (“Discloser”), including without limitation, information about the Discloser’s technology, client order information, business activities and operations, strategies, information about the Discloser’s personnel, products, financial information, marketing and pricing strategies services future business plans and its trade secrets which is proprietary or by its nature should be reasonably understood to be confidential (the “Confidential Information”). Confidential Information includes the terms of this Agreement. Information collected by Time and the Time Publishers regarding End Users, including without limitation all information collected by Time and the Time Publishers concerning traffic, statistics and data relating to Publisher Websites or use of or traffic to Publisher Pages, audited and unaudited visits, click-throughs and impressions, and any other data, information and records regarding End Users’ such as name, address, phone number, e-mail address, fax number, content consumption patterns, advertisement viewing patterns, geo-location target marketing opportunities, demographic target marketing, any shopping patterns or history, and any demographic or psychographic information and any aggregate or derivative information thereof, (collectively, “Time-Collected End User Data”) shall be deemed Confidential Information of Time and such Time Publishers. Quigo shall use Confidential Information of Time or any Time Publishers (including without limitation any Time- Collected End User Data) solely to the extent necessary to provide the services contemplated hereunder. Information collected by Quigo regarding End Users (including without limitation Ads viewed, Publisher Pages viewed, search queries submitted, IP address, browser and operating system versions, Internet service provider, general geographic location, click-throughs, impressions, Publisher Page Views, etc., but excluding personally identifiable information of End Users such as name, address, phone number, e-mail address, social security number, credit card number or fax number) (collectively, “Quigo-Collected End User Data”) shall be deemed Confidential Information of Time and the Publisher, and shall be owned by Time and such Publisher. The Time-Collected End User Data and the Quigo-Collected End User Data are collectively referred to as “End User Data”. Time and Publisher (as applicable) hereby grants to Quigo a perpetual, worldwide, royalty-free right and license to collect, store and use the Quigo-Collected End User Data solely: (i) in an aggregate form in accordance with Section 4.5 below, and (ii) for frequency capping, fraud detection and normal internet communication between client and server. Except for the aggregate use set forth in 4.5 below, in no event shall Quigo disclose the Quigo-Collected End User Data to any third party without the prior written consent of Time or the applicable Publisher in each instance.

(b)         Recipient hereby agrees to take all reasonable measures to maintain the confidentiality and secrecy of the Confidential Information of Discloser and to avoid its disclosure. Recipient agrees to limit access to the Confidential Information to authorized employees and outside advisors, accountants, lawyers, and other individuals and entities who have a substantial need to know and who by reason of agreement or operation of law are obligated to keep such information confidential. Recipient will not attempt to reverse engineer the design and function of any of the Confidential Information of the Discloser. Upon expiration, cancellation or termination of this Agreement, Recipient shall, upon Discloser’s request, promptly return the Discloser’s Confidential Information or at the Discloser’s option, delete or destroy all copies of such Confidential Information from its possession and certify in writing to Discloser of such deletion or destruction. The foregoing notwithstanding, Confidential Information will not include any information to the extent that it: (a) is or becomes publicly available through no act or omission on the part of the Recipient; (b) is disclosed to Recipient by a third party having no obligation of confidentiality with respect thereto; (c) is released from confidential treatment by written consent of Discloser; or (d) is required to be disclosed by applicable law or regulation; provided however, if Recipient is required to disclose the Confidential

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Information or any part thereof to a tribunal or governmental or regulatory agency, then unless Recipient is restricted by law or order, it will notify Discloser prior to such disclosure to allow it to obtain protective orders maintaining the confidentiality of such information. Subject to the parties’ obligations in Section 3.4 above, neither party shall issue a press release regarding this Agreement without the other party’s prior written approval. Notwithstanding anything to the contrary herein, nothing shall prohibit Time from disclosing the terms and conditions of this Agreement to any Time Affiliate, provided that (i) such disclosure shall not extend to any other Confidential Information of Quigo; (ii) such Time Affiliate shall be subject to confidentiality obligations that are no less restrictive than those set forth in this Agreement, and (iii) the terms and conditions of this Agreement shall not be disclosed to the entities listed in Section 13 (Exclusivity).

4.4         Non-Solicitation. During the Term of this Agreement and for a period of one (1) year thereafter, without the prior written consent of the other party, Quigo, Time and the Time Publishers shall not, directly or indirectly, solicit the services of or employ any employee of the other party; provided, however, that the foregoing provision shall not prevent either party, nor any Affiliates thereof, from (a) employing a candidate who contacts such party at his or her own initiative without any direct or indirect solicitation by such party, (b) placing public non-targeted advertisements consistent with such party’s past practices or using recruiters, provided such recruiters have not been directed to contact the other party’s employees, or (c) employing a person who is (1) terminated by such party, as the case may be, or (2) employed by a third party at the time of such person’s hiring. Each party will be responsible for any breach of these obligations by any of its employees, consultants, subsidiaries and representatives. Notwithstanding the foregoing, neither Time nor any Time Publisher shall be in violation of this Section 4.4 in the event that a third party service provider of Time or any Time Publisher employs or engages a former employee of Quigo and such former employee of Quigo is assigned to provide services to Time or a Time Publisher by such third party service provider.

4.5         Aggregate Information. Pursuant to the license to Quigo-Collected End User Data granted by Time in Section 4.3(a) above, Quigo may use, the Quigo-Collected End User Data in an aggregate form (e.g. in a manner that does not identify Time or any Time Publisher or relate specifically to Time, any Time Publisher or any End User) solely to the extent necessary to perform, enhance or improve the AdSonar Service and/or for Quigo’s internal financial accounting purposes.

5.          Payment; Make-Goods.

5.1         Payment. Quigo will pay Publisher the Annual Payment Guarantee set forth in the applicable Enrollment Form in equal monthly installments (each such installment is referred to herein as a “Monthly Guaranteed Installment”). The Monthly Guaranteed Installments shall be payable by Quigo within forty-five (45) days of the end of each calendar month commencing upon the calendar month in which the First Year Commencement Date (as defined in the Enrollment Form) occurs. Further, if the cumulative Revenue Share through a given month is greater than the cumulative Monthly Guaranteed Installments through such given month, then Quigo shall pay Publisher the balance due through such month based on the cumulative Revenue Share calculation in accordance with the terms specified in the applicable Enrollment Form. Subject to the audit rights set forth in Section 6, payment shall be calculated based solely on records maintained by Quigo. Quigo may ignore click-throughs and/or withhold charge or credit back payments to Publisher with respect to click-throughs that resulted from Prohibited Clicks Generation or if Quigo was charged or credited back in their respect by the Advertiser. Promptly upon the beginning of each month, Quigo shall display in a Publisher reporting interface an estimate of the revenue share (exclusive of the monthly guaranteed installment), the total Publisher Page Views, total click-throughs, and revenue per thousand Publisher Page Views (exclusive of the monthly guaranteed installment). Within forty-five (45) days of the end of each month, Quigo shall provide Publisher an electronic copy of the revenue earned by Publisher (inclusive of the monthly guaranteed installment), a year-to-date sum of the Adjusted Gross Revenues (as defined in the Enrollment Form) and all other data necessary to verify the estimate of the Gross Ad Revenue, the Adjusted Gross Revenue and the Revenue Share calculation due to Publisher with a comparison of the cumulative Revenue Share to the cumulative Monthly Guaranteed Installments and expected balance due. The foregoing reports shall reflect: (a) cumulative and year-to-date totals updated as of the immediately preceding calendar month; (b) cumulative and year-to-date totals of the immediately preceding calendar month; and (c) aggregate totals from the applicable First Year Commencement Date updated as of the immediately preceding calendar month. The reports shall be in a form substantially similar to the sample report set forth in Exhibit 5 hereto or such other form reasonably acceptable to the Publisher.

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5.2         Publisher Page View Commitment. A Publisher Website consists of more than one category of pages (each, a “Page Type”). For example, a Publisher Website may consist of a homepage (each a “Home Page”) and story pages consisting of specific stories or a particular subject matter (each a “Story Page”) and such other Page Types as mutually agreed upon by Quigo and the applicable Publisher. Each Publisher expects to provide Core Publisher Page Views to Quigo equaling at least the minimum number of Core Publisher Page Views, broken down by Page Type, as specified in the applicable Enrollment Forms and exhibits thereto during each Year of the Term of the applicable Enrollment Form (such minimum number of Core Publisher Page Views by Page Type during each Year is referred to herein as the “Page Type Targets” and the total of the Page Type Targets for each Year is referred to herein as “Core Publisher Page View Commitment”). The Parties agree that the Publishers’ obligations regarding the provision of Core Publisher Page Views within a particular Page Type shall be fully satisfied so long as the Publishers achieve the applicable Page Type Target for that Page Type. The Parties further agree that if the Publishers provide a number of Page Views that is greater than the Page Type Target for a particular Page Type, then the amount of Page Views in excess of the Page Type Target (“Page View Surplus”) will count towards the Core Publisher Page View Commitment as specified below. The Publishers agree to provide Quigo with the Core Publisher Page View Commitments, or otherwise “make-good” on any shortfall as more fully set forth in section 5.3, in a manner that fully satisfies this commitment.

5.3         Publisher Page View Commitment Fulfillment or “Make-Good” Options. In the event that, at the end of a Year, a Publisher has not provided Quigo with the Core Publisher Page View Commitment for such Year, including the achievement of each Page Type Target, and if a Cumulative Revenue Threshold (as defined in Section 2.2(a) above) has not been satisfied, then a “Target Shortfall” has occurred. A Target Shortfall may be offset by the delivery of Publisher Page Views in excess of Page Type Targets and/or the inclusion of additional Innovation Publisher Page Views by Publisher as described below. The methods by which Publishers may offset a Target Shortfall and options available to Publishers to Make-Good on Target Shortfalls are more fully described below:

5.3.1	Target Shortfall Offset Method 1: Offset the Target Shortfall with a Different Mix of Page Views. The Publisher may fulfill the Core Publisher Page View Commitment by providing additional Core Publisher Page Views whose collective value is equivalent to or greater than the Target Shortfall Value (as defined below and as more fully described herein). There shall be a Page-Type-specific standard value per thousand Publisher Page Views (“VPM”) for each category of Page Type of a Publisher Website. This VPM shall be established for Year one by dividing the actual Gross Ad Revenue realized during the first twelve (12) months of the Term from a specific Page Type of a specific Publisher Website by the Page Views of such Page Type delivered during the first twelve (12) months of the Term. For Years two and three, the VPM shall be established using the trailing twelve month periods ending with month 24 and month 36, respectively. Each Page-Type-specific VPM shall be multiplied by the corresponding amount of Target Shortfall for each Page Type where such Target Shortfall exists to arrive at a Target Shortfall Value by Page Type. The sum of the Target Shortfall Values by Page Types becomes the overall “Target Shortfall Value”. Publisher may offset the Target Shortfall by delivering a Page View Surplus whose overall value (calculated by multiplying the VPM for each Page Type by the Page View Surplus for each Page Type where such surplus exists during the Year or Term) is at least equal to the overall Target Shortfall Value.

5.3.2	Target Shortfall Offset Method 2: Offset the Target Shortfall by Delivering Innovation Publisher Page Views. At any point during the Term, the Publishers can choose to place Ad Templates on Innovation Publisher Pages, thereby creating Innovation Publisher Page Views. Innovation Publisher Page Views will be assigned a standard VPM in the manner described above to the extent Innovation Publisher Page Views were supplied during such time periods (or using a trailing six month period from the point of the calculation, or at least a trailing thirty-day period from the point of the calculation if Innovation Publisher Page Views have not been delivered for the preceding six month period). The product derived by multiplying the Innovation Publisher Page Views delivered by the VPMs for such Innovation Publisher Page Views shall count towards offsetting the Target Shortfall for the purposes of satisfying the Core Publisher Page View Commitment. For example, a Publisher who is otherwise at risk of a Target Shortfall can avoid or offset a Target Shortfall by adding email newsletters as Innovation Pages, so long as the Target Value of the email newsletter pages so delivered compensates for the Target Shortfall caused by the under-delivery of Page Views of other Page Types.

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5.3.3        Annual Three-Month In-Term Extensions. In the event that a Target Shortfall exists at the end of Year One or Year Two during the Term of an applicable Enrollment Form including any application of the offset methods described in Sections 5.3.1 and 5.3.2 above, then such Year of the Term can be extended for up to three months or until the end of the calendar month in which, after any application of the offset methods described in Sections 5.3.1 and 5.3.2 above, the Target Shortfall has been cured, whichever is sooner (an “In Term Extension Period”). Subject to the Five Percent Threshold provision specified in 5.4, the requirement to make Monthly Minimum Guaranteed Installments will be suspended during such In-Term Extension Period, allowing Quigo an opportunity to mitigate any cash flow deficits caused by the Target Shortfall; provided, however, that in the event that the Target Shortfall is cured (subject to Section 5.4) prior to the expiration of the In Term Extension Period, during the period between the date upon which the Target Shortfall is cured and the end of such month, Publisher shall be paid the Revenue Share Amount.

5.3.4        End Of Term Six-Month Extension. In the event that a Target Shortfall still exists at the end of the Term, then the Term can be extended for up to six months or until the end of the calendar month in which the Publisher cures the Target Shortfall, whichever is sooner. In the event that the Target Shortfall is cured (subject to Section 5.4) prior to the expiration of such six month extension, during the period between the date upon which the Target Shortfall is cured and the end of such month, Publisher shall be paid the Revenue Share Amount.

5.3.5        Shortfall Buyout. In the event that a Publisher experiences a Target Shortfall and prefers not to extend the third Year of the Term for the purpose of curing the Target Shortfall, then the Publisher can choose to “buy out” the Target Shortfall at the end of the third Year of the Term. Publisher may buy out the Target Shortfall at the end of the third Year by paying Quigo an amount equal to the lesser of: (a) Target Shortfall Value; and (b) the amount necessary to meet the Cumulative Revenue Threshold.

5.4	Five Percent Threshold. The Publishers shall be under no obligation to provide an In-Term Extension Period unless at the end of Year One or Year Two, an overall Target Shortfall exists after any application of the offset methods described in Sections 5.3.1 and 5.3.2 that is greater than five percent of the Core Publisher Page View Commitment on a VPM-weighted average basis. However, if a Target Shortfall still exists at the end of Year three of the Term, Publisher must still make up for such Target Shortfall by choosing one of the Make-Good options set forth in Sections 5.3.4 and 5.3.5 or a combination thereof.

5.5	Choice of Make-Good Options at Publisher’s Sole Discretion. In the event of a Target Shortfall, the Publisher shall be obligated to make up for such Target Shortfall through one or more of the available Make-Good options. Subject to the foregoing sentence, such Publisher can choose between any applicable Make-Good Options, or a combination of options, at its sole discretion (provided, however, that the Shortfall Buyout shall not apply until the end of the third Year).

5.6	Example. The following examples are intended to help clarify the provisions of 5.2 and 5.3:

Per Enrollment Form	Core Publisher Page-View- Commitment per Enrollment Form (in thousands)	Calculated VPM
Publisher Homepage	500.0	$2.00
Publisher Story Page	2000.0	$3.00
Total	2500.0	$2.80

Actual Delivered	Publisher Page Views Actually Delivered (in thousands)	Calculated VPM	Target Shortfall	Target Shortfall Value

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Publisher Homepage	300.0	$2.00	200	$400
Publisher Story Page	1600.0	$3.00	400	$1200
Total	1900.0		600	$1600
Weighted average VPM		$2.84

Potential Make-Good Options
Option	Make-good delivery	VPM	Value
(i) Additional Publisher Page	500 Homepage	$2.00	$1,000
Views Delivered	200 Story Pages	$3.00	$600
(ii) Innovation Publisher Page
Views Delivered	400	$4.00	$1,600

Note: In the example above the Publisher can offset the Target Shortfall by applying either or both of the two options numbered (i) and (ii).

5.7	Cash Covenant. During the Term, Quigo shall at all times maintain a cash balance of no less than ten million dollars ($10,000,000). Within fifteen (15) days of the end of each calendar month, Quigo will send a notice to Time stating whether it is in compliance with the foregoing sentence. Time will have the right to verify such cash balance by contacting Quigo’s bank and Quigo shall instruct its bank to respond to any queries from Time regarding Quigo’s compliance with this Section 5.7. A failure by Quigo to comply with this Section 5.7 shall be deemed to be a material breach of the Agreement, and shall entitle Time and the Publishers to terminate the Agreement (or, with respect to the Publishers, to terminate the applicable Enrollment Forms) immediately upon written notice and no cure period shall apply for such a breach.

5.8	Events of Default Under Enrollment Forms. In the event that a Payment Default occurs, Time or the applicable Time Publisher shall have the right, in addition to all other rights and remedies available to them under this Agreement, at law, or in equity, to terminate an Enrollment Form immediately upon written notice to Quigo. For purposes hereof, a “Payment Default” shall occur if: (a) Quigo fails to pay a Monthly Guaranteed Installment when due and such failure is not cured within thirty (30) of Quigo’s receipt of written notification thereof; or (b) Quigo fails to timely pay a Monthly Guaranteed Installment when due during any six (6) month period following a failure by Quigo to pay a Monthly Guaranteed Installment that is cured within thirty (30) days of Quigo’s receipt of written notification thereof.

6.      Audit. In the event that Publisher has a reasonable, good-faith belief that Quigo has under reported or under-paid amounts due to Publisher under the Agreement, it may send Quigo a written request for review no more than twice in any calendar year. Upon receipt of such a written request, Quigo shall have seven (7) business days to perform an internal review of its records in order to determine whether Quigo reported and paid Publisher the correct amount due pursuant to this Agreement. In the event that Quigo, during the course of the internal review, discovers a discrepancy, Quigo shall notify Publisher of any errors or omissions, and promptly compensate Publisher for any shortfall with interest at the rate of one and one-half percent (1.5%) per month or the highest amount allowed by law, whichever is less. In the event that Quigo’s internal review does not reveal any errors, and Publisher maintains a reasonable, good-faith belief that Quigo has underpaid, Publisher may itself, or may retain an independent third party reasonably acceptable to Quigo to, audit the relevant Quigo or third party records, with not less than seven (7) business days notice to Quigo no more than twice in any Year. Said audit shall be at Publisher’s expense, during Quigo’s normal business hours, and limited solely to those records relevant to Publisher and this Agreement, including but not limited to all Reports, server logs, all statistics, and all records of sales to, and receipts of payments from, third parties for Ad placements on Publisher Pages (the “Records”). Notwithstanding the foregoing, if the audit reveals an underpayment by Quigo, Quigo shall promptly pay Publisher the shortfall With interest at the rate of one and one-half percent (1.5%) per month or the highest amount allowed by law whichever is less and it the audit reveals an error that amounted to an underpayment of five percent (5%) or greater of the total due for the period under audit, Quigo shall pay or promptly reimburse Publisher for the reasonable costs associated with the audit in addition to the amount of underpayment plus interest. In the event that Publisher retains a third party to conduct the audit such third party shall execute a written agreement, reasonably satisfactory to Quigo to maintain in confidence all information obtained during the course of such audit except for disclosure to Publisher as

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necessary for the above purpose. Quigo will maintain Records during the term of this Agreement and for three (3) years following termination of the Agreement and the foregoing audit rights of Time shall survive the termination or expiration of this Agreement for such three (3) year period.

7.          Prohibited Content. Unless otherwise agreed to in writing by a Publisher with respect to such Publisher’s Publisher Website, Quigo agrees that the Ads shall not contain or disseminate: (i) pornographic material, sexually explicit material with minors or other inappropriate adult content, (ii) tobacco, gambling or alcohol-related material or promotions, (iii) multilevel-marketing schemes (i.e., marketing plans whose sole purpose is to offer commissions for recruiting new distributors) or other material which in Quigo’s good faith judgment is deceptive, fraudulent, misleading, or otherwise non-compliant with the Federal Trade Commission Act or any state consumer protection laws, (iv) spyware, malware, adware, viruses, worms, Trojan horses, time bombs or similar contaminating or destructive feature or other code designed to cause damage to or interruption of computer systems, or any code or software or feature that enables a third party to access information regarding the End User or the activities or preferences of the End User or information from the End User’s computer, or that enables such third party to alter the settings or displays on the End User’s computer, including without limitation spyware, malware or adware, (v) content that promotes violence, discrimination, harassment or hate speech, (vi) Competitor Content, (vii) any additional content listed on Exhibit B of an Enrollment Form (collectively, (i)-(vii) of this Section 7 shall constitute “Prohibited Content”).

8.          Representations and Warranties.

8.1        Representations and Warranties of Time. Time and each Time Publisher, solely with respect to such Time Publisher’s Publisher Website represents and warrants that: (a) it has full power and authority to enter into this Agreement and applicable Enrollment Form, to grant the rights granted therein and to perform its obligations under this Agreement and applicable Enrollment Form; (b) it is the owner of, and/or is legally authorized to act on, the Publisher Website; (c) the Publisher Pages, the Publisher Website and the Publisher Trademarks are not libelous, defamatory, or promote hate, violence or racism or adult related materials or violate any law or regulation or infringe or dilute in any manner any copyright, trademark, trade secret, United States patent or any other intellectual property or other third party right; and (d) the Publisher Trademarks do not infringe any third party trademark or other third party right.

8.2        Representations and Warranties of Quigo. Quigo represents and warrants that: (a) it has the full power and authority to grant the rights granted herein and to perform its obligations under this agreement; (b) it is the owner of the Quigo Trademarks, the AdSonar Service, Quigo’s Publisher Administration Tool and PageMatch; (c) it has all necessary licenses and clearances to use, and for Publisher to use, the Ads and the content contained in the Ads that is displayed on Publisher Pages, and that it is fully authorized to place Ads on Publisher’s Websites (including without limitation any Innovation Pages); (d) the AdSonar Service and Branded Advertiser Interface (excluding third party content in the Ads) will comply at all times with all applicable laws, rules, regulations and industry standards relevant to data and information security and shall not violate any contractual obligations or duties owed by Quigo to any third party; (e) Quigo shall at all times comply with any obligations assumed by or imposed on it pursuant to any Quigo terms of service or privacy policy applicable to the Branded Advertiser Interface; (f) Quigo has entered into terms and conditions with the Advertisers which include representations and warranties from the Advertisers that the Ads and Quigo’s display of the Ads shall not violate or infringe or dilute in any manner any copyright, trademark, trade secret, United States patent or other intellectual property or other third party right, and such terms and conditions require the Advertisers to indemnify Quigo and the Publishers for claims arising from the Ads (unless otherwise agreed to in writing by Time or a Publisher with respect to a particular Advertiser and a particular Publisher Website); (g) the AdSonar Service (excluding third party content in the Ads), the Quigo Trademarks, Quigo’s Publisher Administration Tool, PageMatch and Time or the Time Publishers’ use of any of the foregoing contemplated in this Agreement do not and shall not, and shall not at any time during the Term, violate any law or regulation or infringe or dilute in any manner any copyright, trademark, trade secret, United States patent or other intellectual property or other third party right; (h) the Ads shall not contain any Prohibited Content; (i) Quigo shall use its best commercially reasonable efforts to become compliant with the Payment Card Industry data security standards (“PCI Standards”) and to remedy the additional security deficiencies set forth in Item 1 of Schedule A to Exhibit 6 hereof (“Additional Deficiencies”) within ninety (90) days of the Effective Date; provided, however, that, if Quigo fails to become compliant with the PCI Standards or remedy the Additional Deficiencies upon expiration of the ninety (90) day period, Quigo shall notify Time and shall cure such failure within thirty (30) days of expiration of the original ninety (90) day period. In the event that Quigo fails to become

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compliant with the PCI Standards or remedy the Additional Deficiencies on or before the expiration of the thirty (30) day cure period set forth in the preceding sentence, Quigo shall be deemed to be in material breach of this Agreement and Time may, in its sole discretion and in addition to all other rights and remedies available to it under this Agreement, at law, or in equity, terminate this Agreement upon written notice to Quigo; (j) the AdSonar Service will not adversely affect the performance, operation or functionality of the Publisher Websites; (k) Quigo shall provide the AdSonar Service in accordance with the SLA set forth in Exhibit 2; and (1) as of the Effective Date, Quigo has remedied the Additional Deficiencies set forth in Item 1 of Schedule A to Exhibit 6 hereof and agrees to allow Time, or Time’s designee, to test Quigo systems upon fourteen (14) days prior written notice during the Term to verify the foregoing. If Quigo disputes the results of such test, the parties will engage in a Discussion Period pursuant to the procedure set forth in Section 10.2.

9.          Indemnification; Liability.

9.1        Time shall indemnify, defend and hold Quigo harmless from and against any and all third party claims, actions, losses, liabilities, damages, costs and expenses (including without limitation reasonable attorneys’ and other professionals’ fees) (collectively, “Claims”) arising out of or relating to the breach or alleged breach of any express warranty or representation made by Time or Publisher (solely with respect to such Publisher’s Publisher Website). However, with respect to other third party content in the Publisher Pages and the Publisher Website, such indemnification shall be limited to five million dollars ($5,000,000). In the event that Time’s indemnification of Quigo pursuant to this Section 9.1 is insufficient to hold Quigo harmless with respect to such Claim (a “Time Indemnification Shortfall”), Quigo shall have the right to terminate this Agreement or the applicable Enrollment Form in accordance with the procedure set forth in Section 10.3(i).

9.2        Quigo shall indemnify, defend and hold Time and the Time Publishers harmless from and against any and all Claims arising out of or relating to (a) the breach or alleged breach of any express warranty or representation made by Quigo in Section 8.2 of this Agreement, or (b) the Ads. However, with respect to third party content in the Ads, such indemnification shall be limited to five million dollars ($5,000,000), unless the Claim arises from Quigo’s display of Prohibited Content. In the event that both (i) an Advertiser’s indemnification of Time and the applicable Publisher for a Claim arising from an Ad is insufficient to hold Time and the applicable Publisher harmless with respect to such Claim, and (ii) Quigo’s indemnification of Time and the applicable Publisher pursuant to this Section 9.2(b) is insufficient to hold Publisher harmless with respect to such Claim ((i) and (ii) are collectively referred to as a “Quigo Indemnification Shortfall”), Time or the applicable Publisher shall have the right to terminate this Agreement or the applicable Enrollment Form and/or its participation in this Agreement in accordance with the procedure set forth in Section 10.3(ii).

9.3        Indemnification Procedure. The foregoing indemnification obligations are conditioned upon the indemnified party: (a) promptly notifying the indemnifying party in writing of such Claim; (b) reasonably cooperating with the indemnifying party, at the indemnifying party’s expense, in the defense of such Claim; and (c) giving the indemnifying party the right to control the defense and settlement of any such Claim, except that the indemnifying party shall not enter into any settlement that affects the indemnified party’s rights or interests without the indemnified party’s prior written approval.

9.4        EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ADSONAR SERVICE IS MADE AVAILABLE TO PUBLISHER “AS IS” AND WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS OR IMPLIED, OF ANY KIND INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABLE QUALITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR THOSE ARISING BY LAW, STATUTE, USAGE OF TRADE, OR COURSE OF DEALING. . QUIGO DOES NOT GUARANTEE THAT IT WILL HAVE RELEVANT ADS FOR ANY GIVEN PUBLISHER PAGE AND, EXCEPT AS EXPRESSLY STATED HEREIN, QUIGO, INCLUDING ITS HOSTING VENDOR AND ITS OTHER SUPPLIERS AND SUBCONTRACTORS, DO NOT WARRANT OR GUARANTEE THAT THE ADSONAR SERVICE OR THE OPERATION THEREOF WILL BE UNINTERRUPTED OR WILL MEET PUBLISHER’S NEEDS.

9.5        EXCEPT FOR CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTIONS 9.1 AND 9.2, CLAIMS BASED ON A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 4.3 OR CLAIMS BASED ON THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY, IN NO EVENT WILL QUIGO, TIME OR A TIME

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PUBLISHER BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR OTHER SIMILAR DAMAGES OR ANY LOSS OF PROFITS, LOSS OF USE OR LOSS OR CORRUPTION OF DATA, WHETHER UNDER TORT, CONTRACT OR OTHER THEORIES OF RECOVERY, EVEN IF SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS SHALL BE LIMITED TO THE EXTENT SET FORTH IN SECTIONS 9.1 AND 9.2(b)

.

10.          Term and Termination. This Agreement shall commence on the Effective Date and shall continue in effect until the termination or expiration of all Enrollment Forms unless earlier terminated in accordance with the terms hereof. Any termination of these Master Terms shall cause all outstanding Enrollment Forms to terminate. In addition, the following termination rights shall apply:

10.1        Termination for Material Breach. If either party materially breaches the terms and conditions of an Enrollment Form, or the terms and conditions of these Master Terms as they apply to an Enrollment Form and such breach, if capable of being cured, is not cured within thirty (30) days of written notice thereof, then the non-breaching party may immediately terminate such Enrollment Form upon written notice to the breaching party.

10.2        Termination for Non-Curable Material Breach. (i) In the event of a material breach that is not capable of being cured by either party of its confidentiality obligations or any representation or warranty hereunder (a “Non-Curable Material Breach”), the non-breaching party may provide written notice to the breaching party, and thereafter parties shall in good faith use their best commercially reasonable efforts to come to a mutually agreeable resolution through discussions between their Primary Business Contacts during the fifteen (15) days following such written notice (the “Discussion Period”). In the event that the Primary Business Contacts are unable to agree upon a mutually agreeable resolution during the Discussion Period, the non-breaching party may terminate immediately after the end of the Discussion Period by providing the breaching party with written notice; and (iii) in the event that the Grievous Breach described in item (i) continues to occur during the Discussion Period, the non-breaching party may terminate immediately upon written notice to the breaching party. For the purposes of this Section 10.2, “Primary Business Contacts” shall mean all of the following individuals or their designees: Kevin Fortuna for Quigo, Vivek Shah for Time, and for each Publisher shall be designated in the Enrollment Form.

10.3        Termination for Indemnification Shortfall. (i) In the event of a Time Indemnification Shortfall as set forth in Section 9.1, Quigo may provide Time or Publisher with written notice thereof and request that Time or Publisher continue to indemnify Quigo until such time as Quigo is held harmless from the Claim. If Time or Publisher do not agree to comply with such request within five (5) business days of receipt, Quigo may immediately terminate the applicable Enrollment Form or this Agreement upon written notice; and (ii) in the event of a Quigo Indemnification Shortfall as set forth in Section 9.2(b), Publisher may provide Quigo with written notice thereof and request that Quigo continue to indemnify Publisher until such time as Publisher is held harmless from the Claim. If Quigo does not agree to comply with such request within five (5) business days of receipt, Publisher may immediately terminate the applicable Enrollment Form and/or its participation in this Agreement upon written notice.

10.4        Effect of Termination. Upon termination of an Enrollment Form, the applicable Publisher will reasonably promptly remove Contextual Access Code from all Publisher Pages so terminated, or in the case of termination of this Agreement in its entirety, from all Publisher Pages, and shall no longer use Contextual Access Code. Termination (including without limitation a termination pursuant to Section 10.3 hereof) will not limit either party from pursuing any other remedies available to it under any agreement and/or applicable law, including injunctive relief. The rights and obligations of the parties as provided in this Section 10 and the following provisions of this Agreement will survive any expiration, cancellation or termination of this Agreement: Sections 1, 4.1, 4.3, 4.4 (for a one year period following termination), 4.5, 5 (to the extent of any outstanding payment or make-good obligations), 6 (for a three year period following termination) 8, 9 and 12. After the termination of this Agreement, Publisher shall have no right to share any Adjusted Gross Revenue, including Adjusted Gross Revenue from Ads initially brought into the Quigo Network through the Branded Advertiser Interface.

11.          Force Majeure. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY DELAY IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS, INCLUDING ITS PAYMENT OBLIGATIONS, HEREUNDER DUE TO ANY CAUSE BEYOND SUCH PARTY’S REASONABLE CONTROL OR DUE TO ACTS OF GOD, ACTS OF CIVIL OR

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MILITARY AUTHORITIES, TERRORIST ACTS, FIRES, LABOR DISTURBANCES, FLOODS, EPIDEMICS, GOVERNMENTAL RULES OR REGULATIONS, WAR, RIOT, DELAYS IN TRANSPORTATION, SHORTAGES OF RAW MATERIALS, SHORTAGES OF SERVICES, POWER OUTAGES, OR UNAUTHORIZED HACKING ON OR THROUGH THE INTERNET (EACH, A “FORCE MAJEURE EVENT”); PROVIDED, HOWEVER, THAT IN THE EVENT THAT FORCE MAJEURE EVENT RESULTS IN EITHER PARTY’S DELAY IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER AND SUCH DELAY CONTINUES FOR A PERIOD OF FIVE (5) BUSINESS DAYS, THE OTHER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT (OR AN APPLICABLE ENROLLMENT FORM) IMMEDIATELY UPON WRITTEN NOTICE. THE PROVISIONS OF THIS SECTION 11 SHALL BE SUBJECT TO EACH PARTY’S COMPLIANCE WITH ITS BUSINESS CONTINUITY AND DISASTER RECOVERY PROCEDURES (SET FORTH IN EXHIBIT 2(IV)(H) IN THE CASE OF QUIGO). TIME OR THE APPLICABLE TIME PUBLISHERS SHALL USE REASONABLE EFFORTS TO DEVELOP A DISASTER RECOVERY AND BUSINESS CONTINUITY PLAN THAT IS, IN TIME OR THE APPLICABLE TIME PUBLISHER’S REASONABLE DISCRETION, APPROPRIATE FOR THE APPLICABLE PUBLISHER WEBSITES.

12.          Miscellaneous. Any notice required or permitted hereunder shall be sent by overnight mail, facsimile transmission, or email to the addresses set forth in the Enrollment Form. A copy of any notice sent to Time or a Publisher shall be copied to: Time Inc. 1271 Avenue of the Americas, New York, New York 10020, Attention: General Counsel. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof. This Agreement shall not be deemed to create any rights with any other person or entity (including Advertisers, publishers (other than Publishers who have executed an Enrollment Form with Quigo) or End Users). This Agreement may not be modified by either party unless such modification is signed by an authorized representative of each party. Neither party (including without limitation the Publishers) may assign this Agreement, nor any right under or obligation pursuant to this Agreement, without the other party’s prior written consent which shall not be unreasonably withheld or delayed, except that Quigo shall assign this Agreement to the entity resulting from its merger, acquisition, or other transaction of similar nature involving a transfer of all or substantially all of its business, and Time on behalf of itself or on behalf of a Publisher (as the case may be) may assign this Agreement within the context of its merger, acquisition or other transaction of similar nature involving the transfer of all or substantially all of its business. In the event that Time, on behalf of a Publisher assigns this Agreement in the context of such Publisher’s merger, acquisition or other transaction of a similar nature, Time may, in its sole discretion, terminate this Agreement (as it applies to such Publisher) upon written notice to Quigo provided that within forty-five (45) days of such termination, Time shall pay to Quigo a Publisher Termination Fee. The “Publisher Termination Fee” shall be equal to one and one half (1.5) multiplied by the remaining Monthly Guaranteed Installments (or portion thereof) that would have been due to such Publisher but for such termination. Following the effective date of termination by Time on behalf of such Publisher, Quigo shall not have any obligation to pay any remaining unearned Monthly Guaranteed Installments or Revenue Share payments to Publisher. The parties expressly agree that the Publisher Termination Fee is reasonable and may not be offset by other costs, expenses or performance metrics (excluding payments otherwise due and owing by Quigo pursuant to the terms and conditions of this Agreement). In the event that Time assigns this Agreement in the context of its merger, acquisition or other transaction of a similar nature, Time may, in its sole discretion, terminate this Agreement upon written notice to Quigo provided that within forty-five (45) days of such termination, Time shall pay to Quigo the following Time Termination Fee. The “Time Termination Fee” shall be equal to one and one half multiplied by the remaining Monthly Guaranteed Installments (or portion thereof) that would have been due to the Time Publishers but for such termination. Following the effective date of termination by Publisher, Quigo shall not have any obligation to pay any remaining unearned Monthly Guaranteed Installments or Revenue Share payments to any Time Publishers. The parties expressly agree that the Time Termination Fee is reasonable and may not be offset by other costs, expenses or performance metrics (excluding payments otherwise due and owing by Quigo pursuant to the terms and conditions of this Agreement). Any assignment in violation of this Section shall be void ab initio. This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York without regard to its conflict of law principles. In any dispute to enforce its rights under this Agreement, each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in New York County, New York. The captions appearing in this Agreement are inserted only as a matter of convenience and shall not affect the interpretation of this Agreement. No waiver by a party of any breach of any provision of this Agreement will constitute a waiver of any other breach of that or any other provision of this Agreement. In the event that any of the provisions contained in this Agreement are held to be unenforceable such provisions will be narrowed (or deleted if necessary) to the minimum extent necessary to make them enforceable. Each party will perform its obligations as an independent contractor and will be solely responsible for its own financial obligations. This

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Agreement will not create a joint venture, partnership, or principal and agent relationship between the parties. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all together will be deemed to be one instrument.

13.          Exclusivity. During the Term, each Time Publisher agrees and acknowledges that Quigo shall be the exclusive third party provider of content-targeted (excluding search targeted, structured search (e.g. Bankrate or Golf Course Finder) or site search targeted text advertising services and services substantially similar to PageMatch for all of the Publisher Pages on all of Publisher Websites (including Innovation Publisher Pages). Each Time Publisher agrees that it will not run content-targeted (excluding search targeted) text advertising or services substantially similar to PageMatch from other providers including but not limited to Google AdSense, Ebay AdContext, MSN AdCenter, Kanoodle/Pulse 360, Industry Brains and Yahoo! Content Match. The foregoing exclusivity provisions refer solely to advertising consisting of text ads (whether or not such advertising contains links to other websites), and not to graphical, video or audio advertising.

14.          Implementation. Both parties will use their best commercially reasonable efforts to adhere to the Launch and Implementation schedules attached hereto as Exhibit 4. If Exhibit 4 is not finalized on the Effective Date, the parties will use reasonable commercial efforts to finalize it promptly and may revise and amend Exhibit 4 by a writing signed by both parties. Each Publisher shall assign a project manager to supervise the timely Launch, ongoing implementation and day-to-day management of the AdSonar Service on the Publisher Websites. Such project manager shall serve as the primary point of contact for the implementation of this Agreement. Quigo and each Publisher’s project manager shall attend monthly status meetings in order to discuss and optimization of the program, communicate any questions or problems that may arise, and cooperate to resolve and improve the performance of the program.

15.          Insurance. During the term of this Agreement and, with respect to any claims-made policies, for a period of three years thereafter, Quigo will maintain in full force and effect the following insurance coverage: (i) Commercial General Liability insurance with limits of no less than $2 million per occurrence and $2 million as an annual aggregate, including but not limited to products and completed operations and advertising liability, (ii) Workers’ Compensation insurance in compliance with all statutory requirements, (iii) Errors and Omissions liability insurance with limits of no less than $2 million per claim and $2 million as an annual aggregate, including but not limited to copyright, trademark, defamation and misappropriation of ideas and any other errors, omissions or negligent acts (including but not limited to loss of data, content or other indirect loss), and (iv) unless included in clause (iii) above, Cyber-Liability, e-commerce Liability and/or Professional Liability insurance with limits of $2 million per occurrence and $2 million as an annual aggregate. Time and its respective parents, subsidiaries, affiliates and assigns existing now or hereafter shall be named as additional insureds on all such policies. Policies shall be written with a licensed insurance company with a Best’s Rating of no less than A- VIII. Quigo will provide, upon execution of this Agreement, a certificate of insurance evidencing all such coverages and providing that the insurance company shall provide to the additional insureds (i) 30 days prior written notice of cancellation and/or any material change in any such policy and (ii) a renewal certificate 15 days prior to the renewal of any such policy.

16.          Security. Quigo acknowledges and agrees that any servers, networks or systems that: (a) host any Time data or Time Confidential Information collected by Quigo pursuant to this Agreement; or (b) host any applications branded or co-branded with any Time or Publisher trademarks, including without limitation the Branded Advertiser Interface (the foregoing referred to herein as “Quigo Systems”) will be subject to Quigo’s standard computer security protections, which protections shall be disclosed to Time in Time’s Information Security Standard Questionnaire, a tentative draft of which is attached hereto as Exhibit 6, to be finalized within ten days after the Effective Date of this Agreement. Without limiting the foregoing, in order to ensure the protection of Time’s data, Advertiser data and End User or customer information (including, personally identifiable information, if any) collected on the Publisher Websites, it is a material term of this Agreement that Quigo is responsible for utilizing appropriate security measures, including technical, physical, and organizational controls of the data and information and ensuring the confidentiality, integrity and availability thereof, including without limitation firewall and other protective devices to secure and protect the Quigo Systems from unauthorized access or modification. Time reserves the right, upon no less than fourteen (14) days prior written notice, to audit the Quigo Systems and/or facilities. The Quigo Systems shall be reasonably monitored by Quigo to ensure compliance with Quigo’s security obligations, including without limitation that the Quigo Systems shall include automated monitoring features. Quigo shall promptly notify Time in writing of any material changes in its security standards and operations from the Information Security Standard questionnaire. In the event that there is a confirmed security incident involving the

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Quigo Systems including, without limitation, the End User Data or if Quigo has a reasonable suspicion that such a security incident has occurred, Quigo will report such to Time’s Director of Information Security at 212-522-7777. Time may request that Quigo engage a third party to assist with forensic analysis. The results of the third party forensic analysis that are applicable to Time or a Publisher must be delivered to the Time Inc. Legal Department, Attention: General Counsel, marked PRIVILEGED AND CONFIDENTIAL. Further, in no event shall Quigo transfer any of Time’s proprietary or Confidential Information to a third party without the prior written consent of Time, which shall not be unreasonably withheld or delayed. Quigo shall not locate the Quigo Systems outside of the United States.

IN WITNESS WHEREOF, Quigo and Time have executed these Master Terms as of the Effective Date.

QUIGO TECHNOLOGIES, INC.		TIME INC.:

By: /s/ Rick Eaton		By: /s/ John Squires
Name:	Rick Eaton	Name:	John Squires
Title:	Chief Financial Officer	Title:	Executive Vice President
Date:	June 15, 2007	Date:	June 15, 2007
Address for notices to Quigo: Attn: Chief Financial Officer 90 Park Avenue, 10th floor New York, New York 10016 Fax: 212.719.4277 Email: ricke@quigo.com

Address for notices to Time and a Publisher:

Time, Inc.

1271 Avenue of the Americas

New York, New York 10020

Attn: Vivek Shah, President, Digital Publishing

Fax: 212-522-1555

Email: vivek_shah@timeinc.com

A copy of any notice sent to Time or a Publisher shall be

copied to: Time Inc. 1271 Avenue of the Americas, New

York, New York 10020, Attention: General Counsel.

.

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EXHIBIT 1

SAMPLE ENROLLMENT FORM

QUIGO TECHNOLOGIES, INC.

PRIVATE LABEL PUBLISHER ENROLLMENT FORM FOR:

             (“Publisher”)

Publisher desires to receive from Quigo Technologies, Inc. (“Quigo”) certain services described in this Private Label Publisher Enrollment Form as of the later of the two signature dates below (the “Enrollment Form Effective Date”). This Enrollment Form shall be governed by the Private Label Publisher Master Services Agreement executed between Time Inc. and Quigo on                      (the “Master Terms”). This Enrollment Form and the Master Terms (collectively, the “Agreement”) set forth the entire agreement between Quigo and Publisher. Unless otherwise defined herein, capitalized terms used in this Enrollment Form shall have the meanings assigned to them in the Master Terms.

1. Publisher Contact Information:
Publisher Name:	E-Mail:
State Of Incorporation (if applicable):	Address:
Primary Business Contact Name:
Tel.:
Fax:

2. Publisher Accounting Contact Information (if different):
Billing Contact Name:	E-Mail:
Tel.:	Billing Address (If Different):
Fax:

3. Core Publisher Page View Commitment:
(a) Subject to Section 5.2 of the Master Terms, Publisher shall display the Ad Templates on the number of Core Publisher
Page Views per each Year of the Term in accordance with Core Publisher Page View Guarantees for applicable classifications of Publisher Pages set forth in the Page View Guarantee Table below.
Publisher Page Type	Year 1 (Page Type Target)	Year 2 (Page Type Target)	Year 3 (Page Type Target)
Home Page
Channels
Story / Article
Other

TOTAL CORE PUBLISHER PAGE VIEW COMMITMENT

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(b) Innovation Publisher Page Views. Publisher may also, in Publisher’s sole discretion, display the Ad Templates on Innovation Publisher Pages. Publisher makes no guarantee as to the number, if any, of Innovation Publisher Pages that will include Ad Templates.

(c) The Publisher Website to which this Enrollment Form pertains is the website currently located at the following URL, or the collection of web pages available under any successor uniform resource locators:

www.            .com

4. Launch: Pursuant to Section 3.3 of the Master Terms, the Branded Advertiser Interface is to be made available on Publisher Website within thirty (30) days of the Enrollment Form Effective Date (the actual day of such availability is referred to herein as the “Service Start Date”). If the Enrollment Form Effective Date occurs on or before June 15, 2007, and if the Service Start Date occurs on or before July 15, 2007, then a “Prelude Guarantee Period” shall commence on July 15, 2007. If the Enrollment Form Effective Date occurs after June 15, 2007, then the Prelude Guarantee Period shall begin on the thirtieth day after the Enrollment Form Effective Date, or the Service Start Date if later. The “Prelude Guarantee Period” will end on the end of the calendar month in which it begins. If the Service Start Date occurs prior to the expiration of the thirty days following the Enrollment Form Effective Date, the period between the Service Start Date and the Prelude Guarantee Period will constitute an “Early Service Period”.

(a) For example:

•	if the Enrollment Form Effective Date occurs on June 20th, and
•	the Service Start Date is July 15th, then
•	the Prelude Guarantee Period shall begin on July 20th and end on July 31st (inclusive).
•	the First Year Commencement Date would be August 1st, and
•	the “Early Service Period” shall begin July 15th and end on July 19th.
•	Publisher shall receive payment for the Early Service Period and the Prelude Guarantee Period on September 14th
•	Publisher shall receive the first Monthly Guaranteed Installment on October 15th

(b) As another example:

•	if the Enrollment Form Effective Date occurs on June 20th, and
•	the Service Start Date is August 5th, then
•	the Prelude Guarantee Period shall begin on August 5th and end on August 31st (inclusive)
•	the First Year Commencement Date would be September 1st, and
•	There would be no “Early Service Period”
•	Publisher shall receive payment for the Prelude Guarantee Period on October 15th
•	Publisher shall receive the first Monthly Guaranteed Installment on November 14th

(c) As another example:

•	if the Enrollment Form Effective Date occurs on June 15th, and
•	the Service Start Date is July 20th, then
•	the Prelude Guarantee Period shall begin on July 20th and end on July 31st (inclusive).

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•	the First Year Commencement Date would be August 1st, and
•	There would be no “Early Service Period”
•	Publisher shall receive payment for the Prelude Guarantee Period on September 14th

Publisher shall receive the first Monthly Guaranteed Installment on October 15th

5. Term: This Agreement shall commence on the Enrollment Form Effective Date and shall terminate on later of the three (3) year anniversary of the First Year Commencement Date or the end of any Make-Good Period at the end of the third Year, as set forth in Section 5.3 of the Master Terms (collectively, the “Term”). The “First Year Commencement Date” is the first day of the first full calendar month after the expiration of any Prelude Guarantee Period. For avoidance of doubt, in no event shall the First Year Commencement Date occur before the expiration of thirty (30) days from the Enrollment Form Effective Date.

6. Payment:

I. Annual Payment Guarantee:

At a minimum, Quigo shall pay Publisher the Annual Payment Guarantee in equal Monthly Guaranteed Installments as follows:

(a) Year One. With respect to each calendar month of the Term during the first Year immediately following the First Year Commencement Date, Quigo shall pay Publisher Monthly Guaranteed Installments of              Dollars ($             ).

(b) Year Two. With respect to each calendar month of the Term during the second Year, Quigo shall pay Publisher Monthly Guaranteed Installments of              Dollars ($            ).

(c) Year Three. With respect to each calendar month of the Term during the third Year, Quigo shall pay Publisher Monthly Guaranteed Installments of              Dollars ($             ).

(d) Payment Timing. The Monthly Guaranteed Installments, any Prelude Guarantee Payments, or any applicable Revenue Share Amount (including any Revenue Share Amount to be paid with respect to an Early Service Period) shall be paid within 45 days following the end of each calendar month commencing upon the Service Start Date (or within 45 days following the effective date of termination of the Agreement or this Enrollment Form).

II. Revenue Share Amount:

(a) At the end of each calendar month during the Term, Quigo shall calculate the amount of payments that would have been paid to Publisher if Publisher were paid solely based on the Revenue Share from the First Year Commencement Date through to the end of such month (the “Term-to-Date Revenue Share Amount”).

(b) In addition, at the end of each calendar month during the Term, Quigo shall calculate the sum of the Monthly Guaranteed Installments paid or payable by Quigo to Publisher through the end of such month.

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(c) At the end of each calendar month during the Term, Quigo shall owe Publisher the greater of the Term-to-Date Revenue Share Amount or the sum of the Monthly Guaranteed Installments.

(d) Quigo shall pay Publisher, in accordance with Section 6(I)(d) above, the difference between the amount Quigo owes at the end of such month and the amount it owed at the end of the prior month.

(e) For purposes hereof, “Revenue Share” shall mean the sum of: (i) seventy-five percent (75%) of Adjusted Gross Revenue to Publisher for Ads served to the Publisher Pages; and (ii) fifteen percent (15%) of adjusted gross revenue as calculated per the agreement applicable to a third party website for Ads served on the Quigo Network (other than on the Publisher Pages or the pages of any other Time Publisher or Time Affiliate) that come through the Branded Advertiser Interface through a Publisher initiative or marketing effort, or otherwise result primarily through Publisher’s initiatives or marketing efforts.

(f) For specific examples regarding the payment of the Revenue Share Amount, the parties are referred to the Sample Report attached as Exhibit 5 to the Master Terms.

III. Payment With Respect to the Early Service Period. Publisher shall be paid the Revenue Share amount with respect to the Early Service Period. The Annual Payment Guarantee shall not apply during the Early Service Period. Any payments and revenue earned during this period shall not apply towards the Term-to-Date Revenue Share Amount, nor shall Publisher Page Views delivered during this period apply towards the Core Publisher Page View Commitment.

IV. Payment With Respect to the Prelude Guarantee Period: With respect to the Prelude Guarantee Period, Publisher shall be paid the greater of: (a) the lesser of (i) the Annual Payment Guarantee for the first Year multiplied by the total number of Core Publisher Page Views delivered by Publisher during the Prelude Guarantee Period divided by the total Year 1 Page View Guarantee, and (ii) the Annual Payment Guarantee for the first Year multiplied by the number of days in the Prelude Guarantee Period divided by 365; and (b) the Revenue Share amount applicable during the Prelude Guarantee Period. The Annual Payment Guarantee shall not apply to such time period. Any payments and revenue earned during this period shall not apply towards the Term-to-Date Revenue Share Amount, nor shall Publisher Page Views delivered during this period apply towards the Core Publisher Page View Commitment.

7. Placement Guarantee:

(a) Subject to the terms and conditions of the Agreement, Publisher shall place the Ad Templates on the Core Publisher Page Views of the Publisher Website specified in Section 3 above in accordance with the mock-ups and any descriptions attached to this Enrollment Form as Exhibit A.

(b) In order to maximize click-through rates, Quigo reserves the right to change the aesthetic attributes of the Ad Template within the parameters set forth in Exhibit C to this Enrollment Form. Publisher will make good faith efforts to periodically test additional

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placements and aesthetic appearance of the Ad Templates in cooperation with Quigo in order to determine the best demonstrated practices for Publisher specifically and to optimize the click-through of the Ads. Any test Ad Templates displayed pursuant to this Section 7(b) shall be included in the calculation of the Core Publisher Page View Guarantees set forth in Section 3 of this Enrollment Form.

8. Services to be provided by Quigo to Publisher pursuant to this Agreement: The AdSonar® Service, which includes proprietary technology and functionality for determining content of web pages and matching and serving of Ads deemed relevant to those pages as well as PageMatch® (collectively, the “AdSonar Service”).

9. Competitor and Additional Prohibited Content. Exhibit B to this Enrollment Form lists the Competitor Content and Additional Prohibited Content to be filtered by Quigo pursuant to Section 3.2 and Section 7 of the Master Terms.

10. Approved Trademark Usage. Quigo shall be entitled to use the Publisher Trademarks in the manner set forth in Exhibit D hereto.

11. Additional Terms (if any).

By signing this Enrollment Form, Publisher also agrees to the Private Label Publisher Master Services Agreement referenced above.

QUIGO TECHNOLOGIES, INC.	PUBLISHER:
By:	By:

Name: Rick Eaton	Name:
Title: Chief Financial Officer	Title:
Date:	Date:
Address for notices to Quigo:	Address for notices to Publisher:
Attn: Chief Financial Officer
90 Park Avenue, 10th floor
New York, New York 10016
Fax: 212.719.4277	Fax: - -
Email: ricke@quigo.com	Email:

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ENROLLMENT FORM EXHIBIT A

Mock-ups Showing Placement for Ad Templates

by Publisher Page Types and Location on Publisher Pages

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ENROLLMENT FORM EXHIBIT B

Competitor Content and Additional Prohibited Content Lists

A. Competitor Content:

B. Additional Prohibited Content:

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ENROLLMENT FORM EXHIBIT C

Preapproved Aesthetics

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ENROLLMENT FORM EXHIBIT D

Pre-approved Trademark Usage

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AGREEMENT EXHIBIT 2

AdSonar and Other Services – SLA

The purpose of this Service Level Agreement (the “SLA”) is to describe the service level commitments that Quigo Technologies, Inc. (“Quigo”) is obligated to deliver under the Private Label Publisher Master Services Agreement between Time Inc. (“Client”) and Quigo (the “Agreement”). Specifically, the following obligations shall apply to Quigo’s AdSonar Service and any other contextual advertising services provided by Quigo on behalf of Client pursuant to the Agreement (collectively, the “Advertising Service”). The sections are as follows:

I.	Definitions

II.	Contacts

III.	Support Procedures

IV.	Operational Metrics

I.	DEFINITIONS

A.	Definitions.

(i)	Query. A request submitted by the Client in a mutually agreed format which includes a URL for which a Result Set is requested.

(ii)	Aggregate Response Time. The amount of time (measured in milliseconds) from the receipt of a Query to the delivery of a response to the Client.

(iii)	Availability Percentage. The number of minutes in an applicable measurement period where the Advertising Service is available, divided by the total minutes in such measurement period.

(iv)	NOC. Network Operations Center.

(v)	Normal Maintenance. Ongoing scheduled maintenance for the Advertising Service done by Quigo. During this maintenance, some or all of the Advertising Service will be unavailable. Normal Maintenance shall only be scheduled between the hours of 1:00am and 6:00am and shall occur no more frequently than once per week.

(vi)	Production Window. The time during which the AdSonar service will be interruption-free from Normal Maintenance. The Production Window shall be 5:59am through 12:59am (EST).

(vii)	Maintenance Window. The time outside the Production Window, during which Quigo may perform Normal Maintenance. Quigo shall inform Client in writing at least one (1) week prior to a Maintenance Window.

(viii)	Problem Definition

¡	Priority 1 Problems. This is defined as an issue that critically impacts revenue and/or degrades performance of the Advertising Service or the Client website.

¡	Priority 2 Problems. This is defined as an issue that impacts revenue and/or degrades user experience for users of the Advertising Service.

¡	Priority 3 Problem. This is an issue that causes minor end user impact and/or zero revenue impact.

The foregoing individually referred to herein as a “Problem” and collectively, “Problems.”

(ix)	Problem Resolution. A correction, patch, fix alteration or temporary workaround that minimizes the effect of a Priority 1 or 2 Problem restoring the system and the

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Advertising Service to the level set forth in this SLA within the performance response times set forth in this SLA.

(x)	Results Set. A Results Set will consist of the requested number of Contextual Keywords or Contextual Ads to be delivered in response to a Query pursuant to the terms of the Agreement. The Result Set may also be a “No Contextual Keyword found” message or a “Theme filter applied” message or any similar message as agreed in writing between the parties.

(xi)	Advertising Service. The service provided by Quigo whereby Quigo processes Queries, determines the relevant Results Set, and displays the relevant Results Set on the correct Client URL. This includes, but is not limited to, AdSonar.

(i)	Temporary Workaround. A temporary technical solution that restores the system and the Advertising Service to the levels set forth in this SLA, although there may be ongoing or additional measures until a permanent solution can be implemented.

(ii)	Timeouts. A timeout refers to an action taken by the Client’s production servers when a Results Set is not received within the maximum Aggregate Response Time referred to as the “Critical Threshold”, as defined below.

(iii)	New URL. A URL submitted to Quigo which at the time of the Query is not stored within Quigo’s cache with a matching Result Set.

(iv)	URL Being Processed Response Time. The amount of time (measured in seconds) between the time Quigo receives a New URL in a Query from Client until a Result Set is matched and cached for that URL.

II.	Contacts

Quigo contact list

Name	Escalation	Role / Responsibility	Email Address	Office Phone	Mobile Phone

24/7 support call center	Priority 1 & 2	NOC / 24/7 call center	noc@quigo.com (goes to emergency pager)

Kevin Fortuna	Priority 1,2 & 3	Primary Business Contact	kevinf@quigo.com	(646) 289-6010

Michael Fisher	Priority 1,2 & 3	Technical	michaelf@quigo.com	(646) 289-6013	(917) 547-4589

Chris Lalonde	Priority 1,2 & 3	Operations	chrisl@quigo.com	(646) 289-6003	(646) 431-5738

Client Contact list [TO BE COMPLETED]

Name	Escalation	Role / Responsibility	Email Address	Office Phone	Mobile Phone	Pager
NOC / 24/7 call center
Primary Business Contact

III.	SUPPORT PROCEDURES

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A.	Support Procedures.

(i)	All Priority 1 and Priority 2 Problems reported by either party must be submitted to the other party, as appropriate, via the technical support telephone number or via email to the contact information set forth in the Support Table.

(ii)	Quigo shall inform Client’s technical support personnel of ongoing efforts to provide a Problem Resolution concerning Problems until such Problem Resolution is complete.

(iii)	In the event that there is a Priority 1 or 2 Problem outside normal business hours (9:00 a.m. to 6:00 p.m. EST), the reporting party shall contact the other party’s 24/7 support call center.

B.	Quiqo Response. Upon receiving notification from Client, Quigo shall promptly determine the Priority level of the Problem according to the definitions set forth above. If it is determined by the parties that the issue is Quigo’s responsibility, then Quigo will respond to the request within the response times set forth in this SLA and shall resolve Problem in accordance with this SLA. If the parties agree that the Problem is not Quigo’s responsibility, then Quigo shall reasonably cooperate with Client to provide a Problem Resolution.

Quigo Support Table

Type of problem reported	Response Time	Time for implementing fixes and reporting obligations
Priority 1 Problem	Initial response to request within 15 min.

If Quigo is identified as the responsible party and the problem solution is not immediate, Quigo will provide continuous levels of communications and effort until the Problem Resolution has been implemented, or the Problem is downgraded in priority. All such notifications and updates will be to Client’s NOC or Call Center, as identified in Article II above.

In the event that Quigo is not the responsible party all resolution efforts and communication will follow the methods prescribed in Sections III.A. and III.B. of the SLA.

Priority 2 Problem	Initial response to request within 30 min.

If Quigo is identified as the responsible party it will provide hourly notifications or as mutually agreed upon. All such notifications and updates will be sent to Client’s NOC or Call Center, as identified in Article II above.

In the event that Quigo is not the responsible party all resolution efforts and communication will follow the methods prescribed in Sections III.A. and III.B. of the SLA.

Priority 3 Problem	Initial response to request within two business days.	If Quigo is the responsible party, it will provide notifications to Client once per business day, or as otherwise agreed, until Problem Resolution.

IV.	OPERATIONAL METRICS

A.	Availability. Quigo shall ensure a 99.9% Availability Percentage for the Advertising Service (“Availability Objective”). This shall be calculated on a monthly basis for each window.

B.	Response Times.

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¡	Average Aggregate Response Time - Shall not exceed an average of 150 ms for 90% of all Queries, measured on an hourly basis from North America and 500 ms from outside North America.

¡	Average Aggregate Response Times in excess of 500 ms will be considered unavailability for purposes of calculating the Availability Objective

C.	Critical Thresholds. Aggregate Response Time that is greater than 500 ms will result in Timeouts (the “Critical Threshold”).

D.	Timeouts. Quigo will provide Client with an Ad Unit and associated code to be hosted on Client’s Web servers. In no event will a Timeout result in Client’s inability to render Client content and display pages of the Client website that include any Contextual Access Codes (as defined in the Agreement) or other HTML codes or scripts provided by Quigo.

E.	Cure Period. If Quigo is identified as the responsible party for a Priority 1, 2 or 3 Problem, according to Article III, Section B or C, Quigo shall identify and communicate a Problem Resolution and shall comply with definitions set forth in this document. Quigo shall: (1) resolve Priority 1 Problems as soon as possible, but in any event within 48 hours, (2) resolve Priority 2 Problems within seventy-two (72) hours, and (3) resolve Problem 3 Problems within 30 business days.

F.	Failure to Meet the Availability Objective. Any failure on the part of Quigo to meet the Availability Objective shall place Quigo in a remediation period which will last thirty (30) business days. If after this remediation period Quigo is unable to meet the Availability Objective, this shall constitute a material breach of the Agreement and Client or Quigo may, in addition to any other rights and remedies available to it under this Agreement or otherwise, terminate the Agreement immediately upon written notice to Quigo.

G.	Maintenance Requirements. Quigo shall provide notification to Client of Maintenance Windows, at least two (2) days in advance. Quigo shall conduct Normal Maintenance between the hours of 1 am ET and 6 am EST. Quigo will make reasonable commercial efforts to ensure retro-compatibility on custom Contextual Access Code. In cases where maintenance and upgrades require changes to Client’s Custom Ad Unit Code, Quigo will notify Client at least 3 days in advance.

H.	Quigo Disaster Recovery Information & Procedures. As of the Effective Date, Quigo currently runs the Ad serving engine from two collocation facilities:

1)	Weehawken, NJ (“NJ Facility”), in which Savvis owns or operates the building and provides space, power and bandwidth services; and

2)	San Jose, CA (“SJC Facility”), in which ArcScale operates the facility and provides space, power and bandwidth services.

In addition, as of the Effective Date, Quigo currently utilizes the services of Akamai, who provides caching service for the critical adsonar.js file, which is downloaded by the end users’ browsers for the purpose of displaying the Ads.

Client customer traffic is load balanced between the two collocation facilities. Therefore, in the event of a catastrophic failure in either facility, only a portion (a maximum of 50%) of consumer traffic would be impacted while the other portion would continue to function as normal. Even with the loss of the primary databases and other servers, the AdSonar Service is designed such that if a single Quigo web server is available it will continue to serve Ads. The administrative

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system runs actively only from the NJ Facility. However, Quigo maintains the admin code base in the SJC Facility along with Oracle Standby’s of the primary and reporting databases.

In the event of a catastrophic failure in Quigo’s main facility (the NJ Facility), Quigo’s response plan (in the SJC Facility) is as follows:

1)	Lower DNS TTL for all VIPS

2)	Change DNS to point all VIPS to SJ hosts

3)	Shutdown replication db’s

4)	Copy physical standbys into replication databases

5)	Bring up db’s

6)	Make changes to configurations files on production hosts to point to new db’s and restart

7)	Copy production code from local servers or local cvs repository into stage environment

8)	Restart stage environment now as additional production capacity (At this point Quigo would have fully restored all services)

9)	Add NJ IP’s to SJ BGP

10)	Add NJ IP’s to LB to point to SJ hosts (This would allow consumers with cached DNS to see ads)

In the event of a catastrophic failure in Quigo’s secondary facility (the SJC Facility), Quigo’s response would include items 1, 2, 9, and 10.

Quigo’s expectation is that recovery time would take no more than 6 hours, though DNS propagation may extend the issue for certain customers. Steps 1 through 10 above are possible as Quigo keeps redundant online copies of the current data (lagged by no more than 2 hours) and keeps copies of the production code locally in the SJC Facility. Coupled with Quigo’s redundant links and ability to burst network traffic to 2Gig/s, Quigo’s belief is that the foregoing represents all the elements required for a short recovery time.

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AGREEMENT EXHIBIT 3

PUBLISHER AD TEMPLATE DISPLAY GUIDELINES

(a) The programming code of the Ad Template (including the title, description and domain tags) must not be truncated without the prior written approval of the account manager assigned by Quigo to Publisher’s account.

(b) The content of the Ad Templates must be displayed exactly in the order and manner provided by Quigo (i.e., the first Ad shown on the Publisher Page will be the first Ad provided by Quigo, the second Ad shown on the Publisher Page will be the second Ad provided by Quigo etc.). Additionally, the Ad Template must be displayed only within the Internet browser (and not within a toolbar or other software application);

(c) Publisher must not copy, cache, store or otherwise keep in its possession or under its control the Ad Templates and/or any other key or index describing the relation between the URL of a Publisher Page and the Ads contained in the related Ad Template, as clicks on ads served from cache will not be filtered or credited to Publisher.

(d) Publisher must not frame any page on Advertiser’s web site which was accessed by an End User clicking on an Ad;

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AGREEMENT EXHIBIT 4

Launch Schedule

Publisher Website	Launch Date
www.CNNMoney.com	July 1, 2007
www.SI.com	July 1, 2007
www.people.com	July 1, 2007
www.Time.com	July 1, 2007
www.InStyle.com	July 1, 2007
www.EW.com	July 1, 2007
www.golf.com	July 1, 2007
www.CookingLight.com	July 1, 2007
www.SouthernLiving.com	July 1, 2007
www.CottageLiving.com	July 1, 2007
www.southernaccents.com	July 1, 2007
www.coastalliving.com	July 1, 2007
www.sunset.com	July 1, 2007
www.fannation.com	July 1, 2007
www.myrecipes.com	July 1, 2007

Implementation Schedule

Effective Date through June 25:

Publisher Deliverables:

•	Provide Quigo with Logos, Website Descriptions, Media Kit URLs, IP Filters, Program Name, Competitive URLs, Font Style Guides for Testing

•	Implement Contextual Access Code on Publisher Stage Sites and perform QA of Contextual Access Code implementation

Quigo Deliverables:

•	Develop Branded Advertiser Interface

•	Assist with implementation of Contextual Access Code on Publisher Stage Sites

•	Begin Advertiser sales process

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AGREEMENT EXHIBIT 5 (SAMPLE REPORT)

First Year Commencement Date				8/1/2007				Exhibit 5 Quigo Technologies, Inc. Monthly Revenue report Publisher X
Serving & operational support costs deduction %				5%
Revenue Share % of AGR				75%
Commission on Publisher’s advertisers on 3rd party websites				15%
				Month 1-12	Month 13-24	Month 25-36

Monthly Page View Commitment				240,000,000	260,000,000	300,000,000
Monthly Guarantee to Publisher				$600,000.00	$750,000.00	$900,000.00
Column Letter	A	B	C	D	E	F	G	H	I	J
Description of Calc		B=?A	B*95%	C*75%	15%	=D+E	?ofGuarantees	Greater of col. F or G	Diff of current and prior month shown in col. H
Month	Gross Ad Revenue	Term-to-date Gross Ad Revenue	Term-to-date Adjusted Gross Revenue (AGR)	Term-to-date Rev share pursuant to 6:ll(e)(i)	Term-to-date Commission on TW advertisers pursuant to 6:ll(e)(ii)	Term-to-Date Revenue Share 6:ll(a)	Term-to-date Guarantee 6:ll(b)	Term-to-date amount paid / payable 6:ll(c)	Amount to be paid / payable each month 6:ll(d)	Monthly Publisher Share of AGR
August	$500,000	$500,000	$475,000	$356,250	$10,000	$366,250	$600,000	$600,000	$600,000	126.32%
September	$500,000	$1,000,000	$950,000	$712,500	$20,000	$732,500	$1,200,000	$1,200,000	$600,000	126.32%
October	$700,000	$1,700,000	$1,615,000	$1,211,250	$30,000	$1,241,250	$1,800,000	$1,800,000	$600,000	90.23%
November	$800,000	$2,500,000	$2,375,000	$1,781,250	$40,000	$1,821,250	$2,400,000	$2,400,000	$600,000	78.95%
December	$900,000	$3,400,000	$3,230,000	$2,422,500	$50,000	$2,472,500	$3,000,000	$3,000,000	$600,000	70.18%
January	$1,000,000	$4,400,000	$4,180,000	$3,135,000	$60,000	$3,195,000	$3,600,000	$3,600,000	$600,000	63.16%
February	$1,100,000	$5,500,000	$5,225,000	$3,918,750	$70,000	$3,988,750	$4,200,000	$4,200,000	$600,000	57.42%
March	$1,100,000	$6,600,000	$6,270,000	$4,702,500	$80,000	$4,782,500	$4,800,000	$4,800,000	$600,000	57.42%
April	$1,100,000	$7,700,000	$7,315,000	$5,486,250	$90,000	$5,576,250	$5,400,000	$5,576,250	$776,250	74.28%
May	$1,100,000	$8,800,000	$8,360,000	$6,270,000	$100,000	$6,370,000	$6,000,000	$6,370,000	$793,750	75.96%
June	$1,100,000	$9,900,000	$9,405,000	$7,053,750	$110,000	$7,163,750	$6,600,000	$7,163,750	$793,750	75.96%
July	$1,100,000	$11,000,000	$10,450,000	$7,837,500	$120,000	$7,957,500	$7,200,000	$7,957,500	$793,750	75.96%
August	$1,100,000	$12,100,000	$11,495,000	$8,621,250	$130,000	$8,751,250	$7,950,000	$8,751,250	$793,750	75.96%
September	$900,000	$13,000,000	$12,350,000	$9,262,500	$140,000	$9,402,500	$8,700,000	$9,402,500	$651,250	76.17%
October	$700,000	$13,700,000	$13,015,000	$9,761,250	$150,000	$9,911,250	$9,450,000	$9,911,250	$508,750	76.50%
November	$900,000	$14,600,000	$13,870,000	$10,402,500	$160,000	$10,562,500	$10,200,000	$10,562,500	$651,250	76.17%
December	$1,000,000	$15,600,000	$14,820,000	$11,115,000	$170,000	$11,285,000	$10,950,000	$11,285,000	$722,500	76.05%
January	$1,100,000	$16,700,000	$15,865,000	$11,898,750	$180,000	$12,078,750	$11,700,000	$12,078,750	$793,750	75.96%
February	$1,100,000	$17,800,000	$16,910,000	$12,682,500	$190,000	$12,872,500	$12,450,000	$12,872,500	$793,750	75.96%
March	$1,100,000	$18,900,000	$17,955,000	$13,466,250	$200,000	$13,666,250	$13,200,000	$13,666,250	$793,750	75.96%
April	$1,100,000	$20,000,000	$19,000,000	$14,250,000	$210,000	$14,460,000	$13,950,000	$14,460,000	$793,750	75.96%
May	$1,100,000	$21,100,000	$20,045,000	$15,033,750	$220,000	$15,253,750	$14,700,000	$15,253,750	$793,750	75.96%
June	$1,100,000	$22,200,000	$21,090,000	$15,817,500	$230,000	$16,047,500	$15,450,000	$16,047,500	$793,750	75.96%
July	$1,250,000	$23,450,000	$22,277,500	$16,708,125	$240,000	$16,948,125	$16,200,000	$16,948,125	$900,625	75.84%
August	$1,400,000	$24,850,000	$23,607,500	$17,705,625	$250,000	$17,955,625	$17,100,000	$17,955,625	$1,007,500	75.75%
September	$1,550,000	$26,400,000	$25,080,000	$18,810,000	$260,000	$19,070,000	$18,000,000	$19,070,000	$1,114,375	75.68%
October	$1,700,000	$28,100,000	$26,695,000	$20,021,250	$270,000	$20,291,250	$18,900,000	$20,291,250	$1,221,250	75.62%
November	$1,850,000	$29,950,000	$28,452,500	$21,339,375	$280,000	$21,619,375	$19,800,000	$21,619,375	$1,328,125	75.57%
December	$2,000,000	$31,950,000	$30,352,500	$22,764,375	$290,000	$23,054,375	$20,700,000	$23,054,375	$1,435,000	75.53%
January	$2,150,000	$34,100,000	$32,395,000	$24,296,250	$300,000	$24,596,250	$21,600,000	$24,596,250	$1,541,875	75.49%
February	$2,300,000	$36,400,000	$34,580,000	$25,935,000	$310,000	$26,245,000	$22,500,000	$26,245,000	$1,648,750	75.46%
March	$2,450,000	$38,850,000	$36,907,500	$27,680,625	$320,000	$28,000,625	$23,400,000	$28,000,625	$1,755,625	75.43%
April	$2,600,000	$41,450,000	$39,377,500	$29,533,125	$330,000	$29,863,125	$24,300,000	$29,863,125	$1,862,500	75.40%
May	$2,750,000	$44,200,000	$41,990,000	$31,492,500	$340,000	$31,832,500	$25,200,000	$31,832,500	$1,969,375	75.38%
June	$2,900,000	$47,100,000	$44,745,000	$33,558,750	$350,000	$33,908,750	$26,100,000	$33,908,750	$2,076,250	75.36%
July	$3,050,000	$50,150,000	$47,642,500	$35,731,875	$360,000	$36,091,875	$27,000,000	$36,091,875	$2,183,125	75.35%

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AGREEMENT EXHIBIT 6

Information Security Standard Questionnaire [Tentative Draft (not finalized)]

¡	Introduction

The Time Inc. Information Security Policy requires an evaluation of external companies who process or store Time Inc. information. This questionnaire should be completed by the IT representative within the company being contracted to provide services on behalf of Time Inc.

Please note that all IT outsourcing arrangements must be approved by the Deputy CIO of Time Inc. prior to contract execution and Information Security review. Please work with your Time Inc. business contact to ensure that this approval has been obtained and provided to Time Inc. Information Security along with this completed questionnaire.

The questionnaire consists of two columns, one with the question posed to the outside company, the second for the outside company’s response. The company may respond directly in the column if this document is available to them in electronic form. The respondent is not to modify or delete any of the questions. If the question does not apply to the services that are to be provided, then an “N/A” in the answer response column is sufficient.

Once the questionnaire is completed by the company, it is to be returned to the Time Inc. business contact. An Information Security resource will be assigned to work with the business sponsor and users to ensure an appropriate level of security is achieved.

¡	General Information

1.	Time Inc. Business Sponsor (name and phone).
2.	Company Name and Address.	Quigo Technologies, Inc. 90 Park Ave, 10th Fl., New York, NY
3.	Company Website.	www.quigo.com
4.	IT Contact (name and phone).	Chris Lalonde, 646 289 6003
5.	List any other Time Warner contacts in which the company is doing business.
6.	How long has your company been in the business of providing the service requested by Time Inc.?	3 years
7.	Number of employees.	92
8.	Have any independent 3rd party security reviews been performed on the company? If so, who performed the review and when was it performed?	No
9.	Will the company be processing, or storing credit or debit cards on behalf of Time Inc.? If so, is the company compliant with applicable Payment Card Industry (PCI) data security standards?

After reviewing the PCI standards we agree with Ryan that we should become PCI compliant. I believe we are almost there but it will take some time to get all the appropriate mechanisms in place. We would like to suggest that under the terms of the agreement we will become PCI complaint within 90 days of the contract being signed.

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10. At what address are the systems located that will be supporting Time Inc.’s services?	Weehawken, NJ Sunnyvale, CA
11. Does your company own/manage this environment? If not, please list who does.	Savvis – Weehawken NJ ArcScale – Sunnyvale, CA
12. Will the company be subcontracting any work?	No

¡	Physical Security

1. Describe the security controls protecting physical entry to the facility and computer systems. (e.g. locked server cages, guarded access, video monitoring, visitor access controls)	Both collocations have locked server access and are guarded 24/7. Both also have video monitoring and visitor access controls are in place. Visitors must be escorted in the facility
2. Where are backups stored? How are offsite backups secured?	Backups are stored on site at both facilities.
3. Can a representative from Time Inc. visit the company’s facilities to observe the physical security controls in place?	Yes

¡	Technical Controls

A.	Segregation of Information Between Clients

1. What security controls are in place to keep Time Inc. systems and data separate from other client data?

Time Inc. Data is segregated within the Admin application via the application itself and the Oracle database which stores the relevant info. All user access is done via https and requires password authentication so each individual session is secure. Employee access to the data on the server is given based on least privilege so anyone who does not need access is not given.

B.	Operating System Security

1. Do you have procedures for “hardening” your systems against vulnerabilities?

Yes. A base configuration is approved and this is used as a template for all further configurations. All unnecessary services are removed and all unnecessary programs are stopped and removed from startup.

2. Do you perform routine vulnerability scanning of your customer environment? If so, what tools are used?	Yes. Nessus, Nikto, nmap and GFI languard are used.
3. Do you have a patch management process?	Yes. Windows systems use a MS patching server Unix systems are patched quarterly or as needed.
4. Is anti-virus software deployed on systems and how often are virus definitions updated?	Yes. We use Symantec updates are scheduled weekly.

C.	Authentication and Authorization

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1. Do you manage servers and network devices using secure encrypted protocols such as SSH? Please note any exceptions.	Yes. All systems use SSH or remote desktop with encryption.
2. What type of authentication is required to access servers and network devices, both from on-site and remote access (e.g. passwords, SecurID)?	Account level access and passwords
3. Are the concepts of “least privilege” and “segregation of duties” applied to system access?	Yes. For example DBA’s do not have root access and developers are not allowed access to production systems.
4. How would an authorized Time Inc. employee obtain remote access to the Time Inc. environment at your site? In general terms, describe the procedure and system requirements.	We do not allow customer access to our systems.
5. Can an employee in your company access your network remotely? If so, please describe the procedure and system requirements.

Yes. Remote access is via a VPN and requires a domain user name and password. We do require 2-factor authentication to gain direct access to our production environment however 2-factor is not required to gain access to our corporate environment. As this is part of the PCI standard we would remediate this as needed to become PCI compliant.

D.	Web Application Security

1.      For web applications, are developers trained on the secure coding practices such as the OWASP Top 10, and are these principles applied to the development of web applications to be used by Time Inc.?

Developers participate in periodic training sessions provided by peers, team leads, or managers on a variety of subjects that can include security. A variety of controls and processes are used to ensure the security of our application including training, code reviews, and testing.

2. Is all application input and output validated to prevent common vulnerabilities such as Cross Site Scripting or Injection attacks?	Yes
3. Is application security testing performed regularly to validate that secure coding practices are followed? Please describe.	Testing is performed during each quality assurance cycle for a variety of scenarios such as buffer overflow, error handling, etc.

E.	Protection of Sensitive Data

1. How is sensitive data, including credit/debit cards, protected?

Credit card information is protected in transit (both during submission from the client and to the Verisign API) via https, within the application credit card information is stored in memory and only for the life of the that individual transaction. To reduce the surface area for attack the complete application required for credit card processing exists within a single host so external communication is not required except for the

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submission of the credit card information to Versign for processing. Additionally the cc info stored in memory is cleared once the data has been formatted and submitted to Verisign and internally the application uses Verisigns libraries to format and submit the credit card information to ensure we meet their security requirements. Finally, access to the production hosts which process this data is limited to operations staff and privileged access is further restricted via to those individuals who require this level of access to carry out their job.

2. Is sensitive data, including credit/debit cards, encrypted both in transit and in storage? If so, please describe key management practices and the encryption algorithms used (e.g. SSL, 3DES, AES).	Yes it is encrypted in transit via SSL.

F.	Network Security

1. Are firewalls used to protect Time Inc. data and systems from the Internet and other untrusted networks? Please name devices used.

Customer systems are protected by external ACL’s. Any internal machines must use NAT to talk to the internet and these NAT rules are restricted to specific machines using specific ports. All internal traffic must past through a stateful firewall or through a load balancer that does stateful packet inspection. All internal hosts are on private IP’s and their default routes point to the load balancer or to the firewall. Given our network configuration we believe this meets PCI standards.

2. Are intrusion detection/prevention systems used? Please name devices used.	We have implemented an IDS system
3. Are security logs monitored to detect malicious activity?	Yes
4. Do you correlate security events from different sources?	No
5. Will wireless technology be used in this environment? If so, how is this protected?	No it is not used.

¡	Operational Controls

1. What practices do you follow for disposal of media?

Old systems maybe resold or recycled only after the memory at HD have been removed from these systems. HD which are not serviceable are sent to an off site vendor for destruction. HD which are serviceable and bound for external use are formatted DOD grade erasure via 3rd party SW.

2. What practices do you follow for disposal of sensitive written materials?	Any sensitive written materials are shredded and disposed of by 3rd party company.

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3. Are access rights for physical and logical access periodically reviewed?	Yes
4. Do you have documented rules, or policies, for change?	Yes
5. How are requests for changes, including those from clients, submitted?	These are entered into our ticketing system.
6. If you will be servicing Time Inc. customers or employees, what methods does the Help Desk use to verify a user’s identity?	We only communicate with individuals previously identified by Time Inc.
7. Has the help desk received training against social engineering attacks?	N/A
8. Has the help desk received training for incident recognition?	N/A
9. Do you have procedures for reporting incidents to your clients? If so, please describe.

The procedures for reporting incidents is identical to any site event. Upon notification the on call engineer tracks the issue ur resolution. Hand off is done via verbal acknowledgement and documentation of events, actions taken and current status. Issue are identified by their severity and the chain of command has been identified for each severity level event. As part of our communication plan customers are notified of any severity 1 events. A full account of the event, actions taken and remediation is given to the customers within 72hrs of the event.

¡	Policy & Awareness

1. Do you have an information security policy?	Yes
2. How do you promote awareness of the policy?	It is included as part of the employee manual.
3. What security education do administrators and developers receive?	Developers participate in periodic training sessions provided by peers, team leads, or managers on a variety of subjects that can include security.
4. Who in the company is responsible for implementing an Information Security program?	VP of IT and Ops
5. Is someone responsible for tracking compliance to security policy?

As the head of IT and Operations it is my role to ensure that decisions made with respect to architecture, policies, data and employees fall within our stated security policies. To that end in the last year we have expanded our policies and pursued programs that reflect our commitment to data integrity, availability and sustainability including; quarterly security scan tripling the number of firewalls in place, enforcing wireless access policies as well as expanding our AV solutions to provide more coverage.

6. What background checks do you do for new hires and contractors?	References and previous employment is verified.

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Schedule A to Exhibit 6

Pursuant to the initial report prepared by BT INS based upon tests of Quigo’s system security conducted on May 31, 2007, the following security deficiencies were identified and have either been remedied by Quigo as of the Effective Date or shall be remedied by Quigo pursuant to Section 8.2 of the Master Terms.

1.    Additional Deficiencies:

C3) Cross-Site Tracing

H1) SSL 2.0 Supported

H2) Weak Encryption Supported

H4) UDP Source Port Pass Firewall

H6) Cookie Poisoning SQL Injection

H8) Cross-Site Scripting - The 5 pages w/ the 45 data entry points will be fixed prior to launch.

C1) Application Susceptible to Injection Errors

H7) Permanent Cookie Contains Sensitive information

2.    Remedied Deficiencies.

C2) Session Not Invalidated After Logout

H3) Encryption Not Forced

H5) Application has Weak Password Policy

H8) Cross-Site Scripting - Remaining cross-site-scripting issues

H11) Link Inject

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